Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Dated 25 May 2018

Share Sale and Purchase Agreement

relating to the sale and purchase of the entire issued share capital of Gram Games Teknoloji A.S.

between

Those persons listed in Schedule 1

as Sellers

Zynga Inc.

as Purchaser

White & Case llp

5 Old Broad Street

London EC2N 1DW

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Table of Contents

Page

1.	Interpretation	1

2.	Sale and Purchase	15

3.	Consideration	15

4.	Deferred Consideration	16

5.	Escrow	16

6.	Completion	17

7.	Restricted Stock Unit Awards	17

8.	Purchasers’ Warranties	18

9.	Sellers’ Warranties	19

10.	Sellers’ Limitations on Liability	20

11.	Post Completion	20

12.	Restrictions on Sellers	21

13.	Business Information	21

14.	Termination	21

15.	Confidentiality	22

16.	Announcements	22

17.	No Assignment by Sellers	23

18.	Further Assurance	23

19.	Entire Agreement	23

20.	Severance and Validity	24

21.	Variations	24

22.	Remedies and Waivers	24

23.	Effect of Completion	24

24.	Third Party Rights	24

25.	Payments	25

26.	Costs and Expenses	25

27.	Default Interest	25

28.	Notices	26

29.	Counterparts	27

30.	Governing Law and Jurisdiction	27

31.	Agent for Service of Process	27

32.	Sellers’ Representative	27

Schedule 1	The Sellers	29

(i)

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii)

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

This Deed is made on 25 May 2018

Between:

(1)	The Several Persons whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”); and
(2)	Zynga Inc. a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103 (the “Purchaser”)

Whereas:

(A)	Particulars of the Company and the Subsidiary (as defined in Clause 1.1 (Interpretation)) are set out in Schedule 2 (The Group).
(B)

The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares (as defined in Clause 1.1 (Interpretation)) in each case on the terms and subject to the conditions of this Agreement.

It is agreed:

1.	Interpretation
1.1	In this Agreement:

“Accounts” means:

(a)	the audited financial statements of the Company for the accounting reference period ended on the Accounts Date (the "Company 2017 Accounts");
(b)	the audited consolidated financial statements of the Group for the accounting reference period ended on the Accounts Date (the "Consolidated 2017 Accounts"); and
(c)	the audited financial statements of the Subsidiary for the accounting reference period ended on the Accounts Date (the "Subsidiary 2017 Accounts"),

together with, in each case, the auditors’ and directors’ reports and the notes to the audited financial statements;

“Accounts Date” means 31 December 2017;

“Accounts Payable” means any amounts owed by a Group Company to trade creditors, trade suppliers, any unpaid Transaction Expenses, the [***] and the Merge Dragons Payment;

“Accounts Receivable” means any amounts owed to a Group Company by trade debtors, trade receivables (including where the goods or services have been provided prior to the Relevant Time but not invoiced), but excluding (i) any prepaid expenses and (ii) any insurance claim receivables to the extent that the relevant Group Company would need to apply the payments, once received, towards the replacement or repair of a fixed asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during the period of ownership;

“Actual Accounts Payable” means the Accounts Payable as calculated and determined in accordance with Schedule 7 (Completion Accounts) and for the avoidance of doubt including all transaction expenses (including such expenses which are incurred or expected to be incurred after the Relevant Time) which have not been paid at or prior to the Relevant Time;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Actual Accounts Receivable” means the Accounts Receivable as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Cash” means the Cash as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Debt” means the Debt as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Adjustment Payment” has the meaning given in Part 2 of Schedule 8 (Post-Completion Financial Adjustments);

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Anti‑Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records of offences relating directly or indirectly to a bribe;

“Applicable Accounting Standards” means (i) in relation to the Accounts of the Company and the consolidated Accounts of the Group, International Financial Reporting Standards (IFRSs), International Accounting Standards and Interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessors as at the Accounts Date and the requirements of all applicable laws; and (ii) in relation to the Accounts of the Subsidiary, United Kingdom generally accepted accounting practice and the requirements of all applicable laws;

“Auditors” means Alliotts;

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction whose Laws are applicable to the Company or the Subsidiary;

“Business” means the business of the Group comprising the development, marketing and publishing of games on mobile and online device platforms as conducted by it on the date of this Agreement and from time to time thereafter;

“Business Data” means all data and information that is created or used by a Group Company, or is processed by or stored on any Company IT Asset;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday in the United Kingdom, Turkey or the United States) when commercial banks are open for ordinary banking business in London, United Kingdom, Istanbul, Turkey and San Francisco, California;

“Business Domain Name” means any domain name in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise) or that is used or held for use by any Group Company.

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations,

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including, but not limited to paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“Business IP” means any Intellectual Property Right in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise) or that is used, or held for use, by any Group Company;

“Business Owned IP” means (i) all Registered Business IP Rights; (ii) all Business Domain Names; (iii) all Business Owned Software; (iv) all Intellectual Property Rights in the Games and (v) all other Business IP in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Owned Software” means any and all Business Software in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise), including the Games.

“Business Product” means products, games or other offerings under license or development by or for any of the Group Companies;

“Business Social Media Account” means any online social media or customer outreach services maintained by the Group Companies (for example, https://twitter.com/gramgs and https://www.facebook.com/GramGS);

“Business Software” means all Software that is used, marketed, sold, distributed, provided, published or licensed or is used in the design, development, distribution, publication, testing, maintenance, or support of, any Business Product, in each case by or on behalf of any of the Group Companies at any time, but excluding any third-party Software that is generally available on standard commercial terms and is licensed to a Group Company solely for internal use, in object code form, and on a non-exclusive basis;

“Business Third Party Software” means any and all Business Software in which a third party has an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise).

“Cash” means, in relation to the Group, and as specified in the Completion Accounts, the aggregate of: (i) its unrestricted cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon); and (ii) liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities, less:

(a)

the aggregate of all cash received between the date of this Agreement and the Completion Date by the Group which comprises the proceeds of any insurance claim in respect of the destruction of, or damage to, any asset of any member of the Group, to the extent that such entity would need to apply it towards the replacement or repair of the insured asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during its period of ownership; and

(b)	the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Shares,

but in all cases, excluding Trapped Cash;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Cause Event” means any event, act or omission that entitles any Group Company that employs the relevant Worker and/or Management Seller (as applicable), to lawfully terminate the employment of the relevant Worker and/or Management Seller (as applicable) summarily without notice or payment in lieu of notice;

“Cessation Date” means the earlier of (i) the date on which notice of termination of employment is given or received by a Worker / Management Seller; and (ii) the date on which the Worker / Management Seller actually ceases to be an employee of the Purchaser or any Group Company;

“Change of Control Payments” means any bonuses, severance payments and other similar benefits (if applicable) owed by a Group Company to the Group’s employees or contractors (which remain unpaid as at the Completion Date) that become due and payable in connection with the transactions contemplated by this Agreement;

“Claim” means any Warranty Claim or Tax Covenant Claim;

“Company” means Gram Games Teknoloji A.S., further details of which are set out in Part 1 of Schedule 2 (The Group);

“Company IT Assets” means all material Software, databases, systems, servers, computers, Hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology or communication equipment used in the operation of the business of a Group Company;

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Accounts” means the accounts prepared in accordance with Part 1 of Schedule 7 (Rules for Preparation of Completion Accounts);

“Completion Date” means the date of this Agreement;

“Connected Person” means, in relation to an Undertaking:

(a)	any other person who has Control of that Undertaking (a “Controlling Person”);
(b)

any Controlling Person’s own spouse or civil partner, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children, of that Controlling Person and of other such persons and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children (together, the “Controlling Person’s Family”);

(c)	any trust established by or for the benefit of a Controlling Person or a member of a Controlling Person’s Family;
(d)

any Undertaking in whose equity shares or partnership interests a Controlling Person and/or one or more members of a Controlling Person’s Family are, taken together, able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(e)

any Undertaking whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of a Controlling Person and/or any one or more members of a Controlling Person’s Family;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(f)	any Undertaking (other than any Group Company) of which a Controlling Person or a member of a Controlling Person’s Family is a director or equivalent officer; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition and, in relation to a natural person means:

(g)

such natural person's own spouse or civil partner, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children, of that natural person and of other such persons and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children (together, the “Natural Person's Family”);

(h)	any trust established by or for the benefit of such natural person or a member of such Natural Person's Family;
(i)

any Undertaking in whose equity shares or partnership interests such natural person and/or one or more members of a Natural Person's Family are, taken together, able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(j)

any Undertaking whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of such natural person and/or any one or more members of such Natural Person's Family;

(k)	any Undertaking (other than any Group Company) of which a natural person or a member of such Natural Person's Family is a director or equivalent officer; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

“Consideration” means the consideration payable for the Shares as set out in Clause 3 (Consideration);

“Continuing Provisions” means Clause 1 (Interpretation), Clause 15 (Confidentiality), Clause 16 (Announcements), Clause 17 (Assignment), Clause 19 (Entire Agreement), Clause 20 (Severance and Validity), Clause 21 (Variations), Clause 22 (Remedies and Waivers), Clause 24 (Third Party Rights), Clause 25 (Payments), Clause 26 (Costs and Expenses), Clause 27 (Default Interest), Clause 28 (Notices), Clause 30 (Governing Law and Jurisdiction), Clause 30.2 (Agent for Service of Process) and Clause 32 (Sellers’ Representative), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 6.5(c) (Completion) without limit in time;

“Control” means, in relation to a person:

(a)	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or
(b)

having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or

(c)	having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d)	having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes, and
(i)	the terms “Controlling” and “Controlled” shall be construed accordingly; and
(ii)	any two or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;

“Controller” means any entity that, alone or jointly with others, determines the purposes for which, and means by which, Personal Data are Processed;

“Data Protection Laws” means: (a) all Laws applicable to the Processing of Personal Data, including, but not limited to, Regulation (EU) 2016/679, EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States); and (b) all formal guidance and codes issued by any EU Data Protection Authority (including guidance and codes issued by the Article 29 Working Party and the European Data Protection Supervisor); each to the extent in force, implemented, and applicable, and each as amended, consolidated or replaced from time to time;

“Data Room” means the electronic data room facility hosted by Merrill Corporation under the name “Project Elrond” comprising the actual copies of documents and other information relating to the Business and the Group made available to the Purchaser’s Group and its advisers, as itemised in the data room index in the agreed terms;

“Data Subject” means an individual who is the subject of the relevant Personal Data;

“Debt” means, as specified in the Completion Accounts, the aggregate of:

(a)

all borrowings, and indebtedness in the nature of borrowings, of the Group (including by way of loan stocks, bonds, debentures, notes, commercial paper, finance leases or similar) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, excluding:

(i)	any creditor or other liability taken into account in calculating Accounts Payable; and
(ii)	any amounts constituting a Change of Control Payment;

less

(b)	any accrued and outstanding interest thereon; and
(c)	all indebtedness of the Group for unsatisfied deferred purchase consideration in respect of shares, assets or businesses owed to any person that is not a member of the the Group;

“Deferred Consideration Accounts” means the financial statements of the Group for the accounting reference periods ending on the last day of each of the First Deferred Consideration Period, Second Deferred Consideration Period and Third Deferred Consideration Period prepared in accordance with Part 1 and Part 3 of Schedule 9 (Deferred Consideration);

“Deferred Consideration Period” means the First Deferred Consideration Period, the Second Deferred Consideration Period or the Third Deferred Consideration Period, as applicable;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Disclosed” means fully and fairly disclosed in the Disclosure Letter, where “fully and fairly” means disclosed with sufficient detail and particularity to enable a reasonable purchaser to make an informed assessment of the matter disclosed and “Disclose” shall be construed accordingly;

“Disclosure Letter” means the letter of the same date as the date of this Agreement from the Management Sellers to the Purchaser in the agreed terms and delivered to the Purchaser on or before the execution of this Agreement;

“Draft Completion Accounts” has the meaning given in paragraph 1.1, Part 3 of Schedule 7 (Preparation, Delivery and Agreement);

“Draft Deferred Consideration Accounts” has the meaning given in paragraph 3.2, Part 3 of Schedule 9 (Deferred Consideration);

“EBITDA” means the Group’s operating profit before interest, Tax, depreciation, amortisation of intangible assets, stock based compensation expense, and excluding any liabilities in relation to deferred revenue, as calculated and determined in accordance with the accounting policies set out in Part 1 and Part 3 of Schedule 9 (Deferred Consideration).

“EBITDA Margin” means, for the relevant Deferred Consideration Period, the Group’s EBITDA divided by the Group Bookings for that Deferred Consideration Period;

“Encumbrance” means any pledge, charge, lien (other than liens arising by operation of law), mortgage, debenture, hypothecation, security interest, pre‑emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man‑made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by‑laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;

“ePrivacy Regulation” means the proposal for the regulation of the European Parliament and of the Council concerning the respect of private life and the protection of personal data  in electronic communications and repealing Directive 2002/58/EC (Regulation on Privacy and Electronic Communications);

“Escrow Account” means the deposit account to be opened in the name of the Purchaser with the Escrow Agent in Luxembourg following Completion in accordance with Clause 5.1 and operated in accordance with the Escrow Agreement;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Escrow Agent” means JP Morgan Chase Bank, N.A or such other member of its group as may be party to the Escrow Agreement as the "Escrow Agent";

“Escrow Agreement” means the escrow agreement to be entered into between the Escrow Agent, the Purchaser and the Sellers' Representative as soon as reasonably practicable following Completion;

“Escrow Amount” means the sum of US$25,000,000.00 (twenty five million dollars);

“Estimated Accounts Payable” means the sum of US$[***];

“Estimated Accounts Receivable” means the sum of US$[***];

“Estimated Cash” means the sum of US$[***];

“Estimated Debt” means the sum of US$[***];

“Exchange Rate” has the meaning given in Clause 1.14;

“Expert” has the meaning given in paragraph 2.1, Part 3 of Schedule 7 (Preparation, Delivery and Agreement);

“First Deferred Consideration Period” means the period commencing on the first day of the first complete calendar month following the Completion Date and ending on the last day of the twelfth complete calendar month following the Completion Date;

“Fundamental Warranties” means the Warranties set out in Part 1 of Schedule 4 (Warranties);

“Fundamental Warranty Claim” means any claim for breach of a Fundamental Warranty;

“Games” means (a) the following games, including their gameplay and each part or element of them, in any form, format or version: “1010!”, “Merge Dragons!” (previously “Match Dragons”), “Merged!”, “Six!”, “Bounzy!”, “Merge Town!”, “Merge Farm!”, “Paint Tower!”, “Merge Factory!”, “[***]”, “Idle Park!”, “Merge Kingdom!”, “[***]”, “Fall Tower!” , “[***]”, “[***]”, “[***]”, “[***]”, “[***]”, “MergeGems!”, “[***]”, “[***]”, “[***]”, “MergeOfWar!”, “55!”, “[***]”, “PirateLeague!”, “[***]”, “[***]”, “[***]”, “Letterfall!”, “1010!World”, “[***]”, “GranTower!” and “RailroadGangs!”; (b) any other games currently marketed, offered, sold, distributed, made available, licensed or under development by or on behalf of any of the Group Companies, including their gameplay and each part or element of such games, in any form, format or version; (c) the current names of the games listed under (a) or referred to under (b); and (d) all concepts and materials (existing or under development) for future development of the games listed under (a) or referred to under (b) or for future games based on the same or similar concepts or gameplays as the games listed under (a) or referred to under (b);

“Good Leaver” means any Worker and/or Management Seller (as applicable) who becomes a Leaver by reason of: (i) his or her termination of employment by a Group Company other than as a result of a Cause Event; or (ii) his or her resignation for a Good Reason;

“Good Reason” means any of the following actions without the relevant Worker and/or Management Seller’s (as applicable) prior written consent:

(a)

any Group Company requiring the relevant Worker and/or Management Seller (as applicable) to relocate to a facility or location more than 50 kilometres from the location at which he or she was primarily located immediately prior to such requirement; or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b)

any significant reduction in the relevant Worker and/or Management Seller’s (as applicable) base salary, target bonus or benefits (other than a reduction consented to by such Worker/Management Seller); or

(c)

the assignment of any duties materially inconsistent in any respect with the relevant Worker and/or Management Seller’s (as applicable) role and responsibilities or any other action by any Group Company resulting in a material detriment to the participant’s position, authority, duties or responsibilities; or

(d)

any other circumstances constituting constructive dismissal (as determined by a court of law or employment tribunal) in the United Kingdom or haksız fesih in Turkey of the relevant Worker and/or Management Seller (as applicable); or

(e)	any breach by the Purchaser of the material terms of this Agreement,

provided, in each case, that the relevant Worker and/or Management Seller (as applicable) provides the Company with written notice of the existence of the change, breach or condition described above within 30 days of the relevant Worker and/or Management Seller (as applicable) becoming aware of its occurrence, and the change, breach or condition is not cured (if curable) within 30 days after the Company’s receipt of such written notice (such 30-day period the “Company Cure Period”), and the relevant Worker and/or Management Seller (as applicable) actually terminates, or serves notice to terminate, employment for Good Reason within 10 days after the expiration of the Company Cure Period (as applicable);

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body;

“Group” means the Company and the Subsidiary and the expression “Group Company” shall be construed accordingly;

“Group Bookings” means the Group’s revenue for the relevant Deferred Consideration Period as calculated and determined in accordance with the accounting policies set out in Part 1 and Part 3 of Schedule 9 (Deferred Consideration);

“Group Employee” means a person employed by a Group Company;

“Hardware” means any and all (a) computer, telecommunications and network equipment; (b) operation user manuals; (c) maintenance manuals; and (d) associated documentation (but not including Software);

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“Inbound IP Contracts” has the meaning given in paragraph 14.23, Part 2 of Schedule 4.

“Initial Consideration” has the meaning given in Clause 3.1 (Consideration);

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Intellectual Property Rights” means (i) patents, all reissues, divisions, renewals, extensions, continuations and continuations in part thereof, rights in inventions and invention disclosures, utility models, (ii) trade marks, service marks, trade and business names, trade dress, rights in get-up, goodwill, any right to sue for passing-off, rights in and to domain names, (iii) registered designs, design rights, (iv) copyright and neighbouring rights, rights in Software, works of authorship (whether copyrightable or not) and mask works, (v) database rights, (vi) rights in Business Information,  trade secrets, know-how and confidential information of all kinds and (vii) any other intellectual property rights or industrial property rights or proprietary rights which may subsist now or in the future, in each case of (i) through (vii) in any part of the world and whether or not registered, issued or granted, or subject to a pending application for registration, issuance or grant, and including, any registration of and application (and rights to apply) for, registration, issuance or grant, or renewals or extensions of, and all rights to claim priority from, any of the foregoing;

“Interest Rate” means the prime rate as reported by the Wall Street Journal, calculated and compounded quarterly;

“IP Contracts” has the meaning given to it in has the meaning given in paragraph 14.26, Part 2 of Schedule 4;

“IT Contracts” means all binding agreements and arrangements relating to any of the Company IT Assets or under which any third party provides or is obliged to provide any element of, or services relating to, any of the Company IT Assets;

“Key Worker” means any Worker whose total gross annual remuneration exceeds US$100,000 (or its equivalent in applicable local currency);

“Leaver” means a Worker or Management Seller in relation to whom a Cessation Date has occurred;

“Loss” or “Losses” means any and all, direct or indirect or consequential, losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses properly incurred including, in each case, all related Taxes;

“Management Accounts” means the unaudited balance sheet of the Company and the Subsidiary as at 30 April 2018 and the unaudited profit and loss account of the Company and the Subsidiary for the period from 1 January 2018 to 30 April 2018;

“Management Sellers” means each of Mehmet Ecevit, Kaan Karamanci and Remzi Senel;

“Management Warranties” means the Warranties set out in Part 2 of Schedule 4 (Warranties);

“Management Warranty Claim” means any claim for breach of a Management Warranty;

"Merge Dragons Payment" means US$[***] to be paid to [***] by the Subsidiary under the terms of the asset purchase agreement dated 3 February 2017 made between the Company, the Subsidiary, [***] and [***] as varied pursuant to a deed of variation dated 23 May 2018;

“Non‑Acceptance Notice” has the meaning given in paragraph 1.2(b), Part 3 of Schedule 7 (Preparation, Delivery and Agreement);

“Open Source Code” (a) means any software (including libraries) that (i) consists of, contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software or (ii) requires as a condition of its use, modification or distribution that it, or other software incorporated into it, linked with it, distributed with it, or derived from it, be disclosed or distributed in source code form or made

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

available at no charge; and (b) includes any and all software (including libraries) licensed under the GNU General Public License (GPL), the GNU Lesser/Library GPL, the Mozilla Public License, or any other licence listed at www.opensource.org;

“Outbound IP Contracts” has the meaning given in paragraph 14.25, Part 2 of Schedule 4

“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)	holds a majority of the voting rights in the Undertaking; or
(b)	is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors; or
(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or
(d)	is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, the Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

"Paying Agent" means Cresco Advocaten CVBA, a partnership incorporated in Belgium with whose registered office is at Lange Kievitstraat 118-120, Antwerp, Belgium;

"Paying Agent's Account" means the account held in the beneficiary name of Cresco Advocaten CVBA, with [***] with account number: [***];

“Personal Data” means data that relate to an individual who can be identified: (a) from those data; or (b) from those data and other available information;

“Privacy and Data Security Policies” means: (1) all of the privacy policies and procedures of the Group Companies; and (2) all of the policies and procedures of the Group Companies relating to data security; that have been adopted and implemented at any time, whether such policies or procedures are formal or informal or written or unwritten;

“Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in the fourth column of Schedule 1 (The Sellers);

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction and “Processes” shall be construed accordingly;

“Processor” means any person or entity that Processes Personal Data on behalf of a Controller (other than an employee of the Controller);

“Properties” means the leased land and premises currently owned, used or occupied by the Group, details of which are set out in Schedule 6 (Properties);

“Purchaser’s Designated Account” means the US dollar denominated bank account with [***], Swift code [***], account number [***] and account name Zynga Inc.;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Completion, the Group);

“Purchaser’s Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

“Registered Business IP Right” means any Intellectual Property Right that is the subject matter of a grant, issuance or registration, or of an application for any of the foregoing, and in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise) or that is used or held for use by any Group Company;

“Related Persons” has the meaning given in Clause 19.4;

“Relevant Party’s Group” means: in relation to the Purchaser, the Purchaser’s Group; in relation to a Seller, the Sellers and their Connected Persons;

“Relevant Sale Shares” means, in relation to a Seller, all of those Shares which are held by that Seller as at Completion and in respect of which it is identified as a Seller in Schedule 1;

“Relevant Time” has the meaning given in paragraph 1.1, Part 1 of Schedule 7 (Completion Accounts);

“Second Deferred Consideration Period” means the period commencing on the first day of the thirteenth complete calendar month following the Completion Date and ending on the last day of the twenty-fourth complete calendar month following the Completion Date;

“Sellers’ Representative” means the person designated by each of the Sellers to serve as its representative in accordance with Clause 32 (Sellers’ Representative);

“Sellers’ Lawyers” means Osborne Clarke LLP of One London Wall, London EC2Y 5EB;

“Shares” means the 169,836 ordinary shares of 1 TL each, comprising the entire issued share capital of the Company as at the date of this Agreement and as at Completion, together with any other share options, warrants, convertible securities or any other rights to acquire shares (or interests in shares) in the capital of the Company in existence at Completion;

“Software” means any and all (i) computer code and computer programs, including all application programming interfaces (APIs), whether in source code, object code or other form, (ii) electronic databases and other electronic compilations and collections of data and information, and all data and information included in any of the foregoing, (iii) screens and user interfaces; (iv) descriptions, flow-charts, diagrams, user requirements, specifications, algorithms and other materials used to design, plan, organize and develop any of the foregoing, and (v) source code annotations and other documentation (including user, installation and other manuals) relating to any of the foregoing;

“Source Code” means means the software programming code (including flash .swf source code, C++ server source code and JAVA source code) expressed in human readable language;

“Subsidiary” means Gram Games Limited, particulars of which are set out in Part 2 of Schedule 2 (The Group);

“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of Turkey, United Kingdom or elsewhere and whenever imposed and all related penalties, surcharges and interest;

“Taxation Authority” means any governmental or other authority competent to impose Taxation whether in Turkey, the United Kingdom or elsewhere;

“[***]” means[***].

“[***]” means [***].

“[***]” means [***].

“Tax Claim” means any Tax Covenant Claim or Tax Warranty Claim;

“Tax Covenant” means the tax covenant set out in Schedule 11;

“Tax Covenant Claim” means any claim by the Purchaser under the Tax Covenant;

“Tax Warranties” means the Warranties set out in paragraph 21, Part 2 of Schedule 4 (Warranties);

“Tax Warranty Claim” means any claim for breach of a Tax Warranty;

“Term Sheet” means the term sheet entered into between Zynga Inc., and the Company dated 3 May 2018;

“Third Deferred Consideration Period” means the period commencing on the first day of the twenty-fifth complete calendar month following the Completion Date and ending on the last day of the thirty-sixth complete calendar month following the Completion Date;

“Transaction Documents” means this Agreement, the Disclosure Letter and the Escrow Agreement;

“Transaction Expenses” means the transaction costs and expenses that will be incurred by the Group Companies on their own behalf or on behalf of the Sellers by the transactions contemplated by this Agreement;

“Trapped Cash” means Cash which, following Completion, will not be able to be distributed, upstreamed or downstreamed to another member of the Purchaser’s Group or is otherwise not freely available to a member of the Purchaser’s Group or where the distribution, upstreaming or downstreaming of such Cash would result in the incurrence of material costs or expenses or where such distribution, upstreaming or downstreaming would present a material risk of liability for the member of the Purchaser’s Group concerned or its directors or officers.

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“Warranties” means the warranties referred to in Clause 9.1 (Sellers’ Warranties) and set out in Schedule 4 (Warranties) and "Warranty" means each of them;

“Warranty Claim” means any claim for breach of Warranty;

“Workers” means the employees, directors, officers, workers and self-employed contractors of the Group; and

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

"ZSU" has the meaning given in Clause 7.1.

1.2

The expression “in the agreed terms” means in the form agreed between the Purchaser and the Sellers’ Representative and signed for the purposes of identification by or on behalf of the Purchaser and the Sellers’ Representative.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form (excluding, for the avoidance of doubt, email).
1.4	References to “include” or “including” are to be construed without limitation.
1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.6

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7

References to “$” or “US$” are to United States dollars, the lawful currency of the United States of America from time to time. References to “TL” are to Turkish lira, the lawful currency of Turkey from time to time.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.10	References to Clauses, paragraphs and Schedules are to Clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
1.11

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12

References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13

Unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers are given and entered into by them severally.  The Purchaser may release or compromise the liability of a Seller without affecting the liability of the other Sellers.  If any liability of a Seller is, or becomes illegal, invalid or unenforceable in any respect this shall not affect or impair the liability of the other Sellers under this Agreement.

1.14

All payments required in accordance with this Agreement shall be made in US$.  For the purposes of applying a reference to a monetary sum expressed in a currency other than US$, an amount in a currency other than US$ shall be converted into US$ on a particular date at an exchange rate equal to the mid‑point closing rate for converting that currency into US$ on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid‑point closing rate quoted by Barclays Bank PLC in London) (the "Exchange Rate").  In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 5.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.15

The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the relevant Group Company, consistent in all respects (including nature and scope) with the prior practice of such Group Company.

1.16

The expression “settled or determined” in relation to any claim under this Agreement shall mean that, in respect of such claim, either (i) an agreement in writing has been signed by or on behalf of the Sellers (or relevant Seller) or the Sellers’ Representative and the Purchaser pursuant to which the Sellers’ Representative and Purchaser have agreed to a particular settlement and/or allocation of liability; or (ii) the claim has been decided by an arbitrator. The Parties acknowledge and agree that if a right of appeal exists in respect of a claim which has been decided by an arbitrator, the relevant Party or Parties shall be entitled to exercise all such rights of appeal notwithstanding that such claim has been "determined" for the purposes of this Agreement.

1.17	This Agreement shall be binding on and be for the benefit of the successors and permitted assignees of the Parties.
2.	Sale and Purchase
2.1

Each Seller shall sell and the Purchaser shall purchase the Relevant Sale Shares with all rights now or in the future attaching to them and each of the Sellers shall transfer full legal and beneficial title to its Relevant Sale Shares to the Purchaser free from all Encumbrances, on the terms of this Agreement.

2.2	Each of the Sellers hereby waives and shall procure the waiver of any restrictions on transfer (including all pre‑emption rights) which may exist in relation to the Shares.
2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.
3.	Consideration
3.1

The overall consideration for the sale of the Shares shall be the payment by the Purchaser to the Sellers (subject to and in accordance with the terms of this Agreement) of an aggregate amount equal to US$255,549,431 being:

(a)	US$250,000,000.00 (two hundred and fifty million dollars);
(b)	plus the Estimated Cash;
(c)	plus the Estimated Accounts Receivable;
(d)	less the Estimated Accounts Payable;
(e)	less the Estimated Debt,

(together, the “Initial Consideration”), as subsequently increased or decreased (as the case may be) by any Adjustment Payment made in accordance with Part 2 (Settlement of Adjustments) of Schedule 8 (Post-Completion Financial Adjustments),

(f)	plus the payments (if any) under Clause 4 (Deferred Consideration) (the payments (if any) under Clause 4 (Deferred Consideration), together the “Deferred Consideration”);
3.2	At Completion, the Purchaser shall pay: (a) to the Sellers (in accordance with Clause 25.6), an amount equal to (i) the Initial Consideration less (ii) the Escrow Amount.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

3.3

As soon as reasonably practicable following the Escrow Account being opened in accordance with Clause 5.1 (and no later than three (3) Business Days following the opening of the Escrow Account), the Purchaser shall pay into the Escrow Account an amount equal to the Escrow Amount by electronic transfer of immediately available funds.

3.4	Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 10 (Escrow Account).
3.5	The Deferred Consideration shall be payable by the Purchaser to the Sellers in accordance with Clause 4 (Deferred Consideration) and Schedule 9 (Deferred Consideration).
3.6

The Parties shall prepare the Completion Accounts and make the Adjustment Payments in accordance with the provisions of Schedule 7 (Completion Accounts) and Schedule 8 (Post Completion Financial Adjustments) respectively.

3.7	All payments of Consideration shall be made by the Purchaser in US$.
4.	Deferred Consideration
4.1	If the Group’s EBITDA Margin (as determined in accordance with Schedule 9 (Deferred Consideration)):
(a)

in the First Deferred Consideration Period is equal to or exceeds [***] per cent., the Purchaser shall pay to the Sellers an aggregate amount equal to [***] per cent. of the Group EBITDA for that First Deferred Consideration Period (as determined in accordance with Schedule 9 (Deferred Consideration);

(b)

in the Second Deferred Consideration Period is equal to or exceeds [***] per cent., the Purchaser shall pay to the Sellers an aggregate amount equal to [***] per cent. of the Group EBITDA for that Second Deferred Consideration Period (as determined in accordance with Schedule 9 (Deferred Consideration); and

(c)

in the Third Deferred Consideration Period is equal to exceeds [***] per cent., the Purchaser shall pay to the Sellers an aggregate amount equal to [***] per cent. of the Group EBITDA for that Third Deferred Consideration Period (as determined in accordance with Schedule 9 (Deferred Consideration), provided that, if the Group EBITDA Margin for the relevant Deferred Consideration Period does not meet or exceed the applicable EBITDA Margin threshold listed in Clause 4.1(a), (b) or (c) (as applicable), then no amount of Deferred Consideration shall be payable by the Purchaser with respect to that relevant corresponding Deferred Consideration Period.

4.2	Payments due pursuant to this Clause 4 shall be paid in accordance with Clause 25.6 and Schedule 9 (Deferred Consideration).
4.3	The Parties undertake to comply with the provisions of Schedule 9 (Deferred Consideration).
5.	Escrow
5.1

Each of the Sellers' Representative and the Purchaser shall take all steps necessary (so far as they are capable), to procure that the Escrow Account is opened in the name of the Purchaser as soon as reasonably practicable following Completion, including, without limitation, providing all "know your client" documents required by the Escrow Agent and using all reasonable endeavours to agree the form of the Escrow Agreement with the Escrow Agent (each party acting reasonably) as soon as reasonably practicable following Completion and delivering to each other duly executed copies of the Escrow Agreement as soon as reasonably

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

practicable after such document has been agreed between them. The Parties acknowledge that their intention is to open the Escrow Account within three (3) Business Days of Completion.
5.2	The Parties undertake to comply with the provisions of Schedule 10 (Escrow Account).
5.3

Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 10 (Escrow Account). In particular, payments from the Escrow Account shall only be made to the Purchaser in respect of claims against the Sellers for a breach of any of the Management Warranties, the Fundamental Warranties under paragraphs 2.2 to 2.7 of Part 1 of Schedule 4 and/or the Tax Covenant which have been settled or determined in favour of the Purchaser.

6.	Completion
6.1	Completion shall take place on the Completion Date at the offices of the Purchaser’s Lawyers or at such other place as is agreed in writing by the Sellers and Purchaser.
6.2	At Completion, the Sellers shall undertake those actions listed in Part 1 of Schedule 3 (Completion Arrangements).
6.3	At Completion, the Purchaser shall undertake those actions listed in Part 2 of Schedule 3 (Completion Arrangements).
6.4

The Parties agree that all certificates, deeds, documents and the Consideration deliverable on Completion to any Party, or the Purchaser’s Lawyers or the Sellers’ Lawyers respectively (together the ”Deliverables”), may be held by the Purchaser’s Lawyers or the Sellers’ Lawyers (as the case may be) to the order of the person delivering the same until such time as Completion shall have taken place at which such time such Deliverables shall be released immediately to the order of the intended recipient.

6.5	If there is a material breach of Clause 6.2 and Part 1 of Schedule 3 (Completion Arrangements) on the Completion Date, the Purchaser shall not be obliged to complete this Agreement and may:
(a)	defer Completion (with the provisions of this Clause 6 applying to Completion as so deferred); or
(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or
(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 14 (Termination).
6.6

If there is a material breach of Clause 6.3 and Part 2 of Schedule 3 (Completion Arrangements) on the Completion Date, the Sellers shall not be obliged to complete this Agreement and the Sellers’ Representative may:

(a)	defer Completion (with the provisions of this Clause 6 applying to Completion as so deferred); or
(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or
(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 14 (Termination).
6.7	The payment of the Initial Consideration in accordance with paragraph 1, Part 2 of Schedule 3 (Completion Arrangements) and payment of the Escrow Amount in accordance with clause

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

3.3 shall discharge the obligations of the Purchaser under Clauses 2 (Sale and Purchase) and 3 (Consideration) to pay such amounts and the Purchaser shall not be concerned with the application of the sum paid in accordance with paragraph 1, Part 2 of Schedule 3 (Completion Arrangements) by the Sellers.

7.	Restricted Stock Unit Awards
7.1

The Purchaser shall on Completion grant restricted stock unit awards over shares in the Purchaser’s stock (“ZSUs”) with an aggregate fair value of US$[***] ([***] dollars) as at Completion to the Workers whose names are set out in the agreed form list of allocations in the proportions set out in such list (the “ZSU List”).The terms and conditions of the ZSUs are contained in the Purchaser’s 2011 “Equity Incentive Plan”, as amended from time to time and including all sub-plans.  [***]

7.2

The Purchaser shall, as soon as reasonably practicable after Completion, and in any event no later than 30 days from the Completion Date, deliver the grant documentation in relation to the ZSUs (including award agreements duly executed by the Purchaser and a true, accurate and complete copy of the Purchaser’s 2011 “Equity Incentive Plan”, as amended from time to time and including all sub-plans) to the Workers to whom such ZSUs have been granted in accordance with the ZSU List, provided that the relevant Workers shall comply with their relevant administrative requirements with regards to providing information to the Purchaser (or any third party on behalf of the Purchaser) and opening the relevant online accounts.

8.	Purchasers’ Warranties
8.1	The Purchaser warrants to the Sellers that each of the following statements is true, accurate and not misleading at the date of this Agreement:
(a)	it has been duly incorporated and is validly existing under the laws of its place of incorporation and has full power to carry on its business as it is carried on at the date of this Agreement;
(b)

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party;

(c)

this Agreement and each other Transaction Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it in accordance with their respective terms (assuming that each such Transaction Document has been properly executed by the other parties to it and that their entry into them has been duly authorised);

(d)

there are no agreements (including its articles of association, by‑laws or other constitutional documents), arrangements or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this agreement and each other Transaction Document to which it is or will be party;

(e)

other than to comply with applicable law, securities law, rules or regulations, the execution, delivery and performance by the Purchaser of its obligations under the Transaction Documents will not require it to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(f)

the statements in paragraph 13 of Part 2 of Schedule 4 (Warranties) are true and accurate in all respects and not misleading in respect of itself (as if all references to “Group Company” in paragraph 13 were references to the Purchaser);

(g)

the Purchaser has all requisite authority and power to grant the ZSUs on the terms of the ZSU grant documentation to the Workers in the proportions set out in the ZSU List; the ZSU grant documentation contains true, complete and accurate copy of the Purchaser’s 2011 “Equity Incentive Plan”;

(h)

as at the date of this Agreement, the Purchaser has no intention to make a Warranty Claim against the Sellers based on the circumstances known to the Purchaser as at the date of this Agreement. For the purpose of this Clause 8.1(h), the Purchaser’s knowledge shall mean the actual knowledge of only the following individuals: [***]; and

(i)	the Purchaser has, and will have at the time of payment, immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to pay the Consideration in full.
9.	Sellers’ Warranties
9.1

Each of the Sellers warrants, on a several basis, to the Purchaser that each of the Fundamental Warranties at paragraphs 1.1 to 1.4 and 2.1 of Part 1 of Schedule 4 is true, accurate and not misleading on the date of this Agreement, in each case, in respect of himself or itself and the Relevant Sale Shares held by him or it only.

9.2

Each of the Sellers warrants, on a several basis, to the Purchaser that each of the Fundamental Warranties at paragraphs 2.2 to 2.7 of Part 1 of Schedule 4 is true, accurate and not misleading on the date of this Agreement.

9.3

Each of the Management Sellers warrants, on a several basis, to the Purchaser that each of the Management Warranties (as if references to “Sellers” were references to “Management Sellers”) is true, accurate and not misleading on the date of this Agreement.

9.4

The Sellers shall not be liable under the Warranties to the extent that the facts, matters, events or circumstances which cause the Warranties to be untrue, inaccurate or misleading were Disclosed in the Disclosure Letter.

9.5

Without prejudice to Clause 9.4, the Purchaser shall be entitled to claim that any of the Warranties has been breached, is untrue or is misleading notwithstanding that the Purchaser knew (or could have discovered) the fact, matter, event or circumstance giving rise to such breach or inaccuracy on or before Completion other than by reason of it being Disclosed.

9.6

If any Warranty Claim is made, save in the event of fraud, no Seller or Management Seller shall make any claim against any Group Company or any Group Employee or Agent of the Group (each a “Relevant Person”) on whom it may have relied before agreeing to any provisions of this Agreement or authorising any statement in the Disclosure Letter.  This Clause 9.6 shall not preclude any Seller or Management Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled.

9.7

Each of the Sellers severally undertakes to notify the Purchaser of anything of which they become aware which had occurred prior to the date of this Agreement and which they are aware constitutes a breach of the Fundamental Warranties as soon as reasonably practicable upon becoming aware of the same.  Each of the Management Sellers severally undertakes to notify the Purchaser of anything of which they become aware which had occurred prior to the date of this Agreement and which they are aware constitutes a material breach of the

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Management Warranties as soon as reasonably practicable upon becoming aware of the same. The Sellers' obligations under this clause 9.7 shall expire on the date which is 18 months from the date of this Agreement.

9.8

Each of the Sellers and the Management Sellers severally undertakes to irrevocably waive any right and claim which it may have against a Group Company or any present or past Agent of a Group Company arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.

9.9	Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.
9.10

Without restricting the rights of the Purchaser or its ability to claim damages on any basis and subject to Schedule 5 (Sellers’ Limitations on Liability), in the event that any of the Warranties are untrue, inaccurate or misleading, the relevant Sellers covenant to pay on demand to the Purchaser or, at the Purchaser’s direction, the relevant Group Company, an amount equal to the aggregate of:

(a)	the amount by which the value of all assets, contracts and profits of any Group Company is less than their value would have been; and
(b)	the amount of any Losses or increase in Losses of any Group Company which would not have been incurred; and
(c)	all other Losses which would not have been incurred (whether directly or indirectly) by the Purchaser,

in each case had the relevant Warranty not been untrue, inaccurate or misleading.

10.	Sellers’ Limitations on Liability

The liability of the Sellers in respect of a claim under the Warranties shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

11.	Post Completion
11.1	As soon as possible following Completion, the Purchaser shall:
(a)

procure that the Company prepares a draft application for a [***] in relation to the Company and pursuant to the [***], to take effect for the years ended 31 December 2016 and 31 December 2017 respectively (the “Draft Application”);

(b)

provide the Draft Application to the Sellers' Representative, who shall provide his comments on the Draft Application as soon as possible and in any event within five Business Days of receipt. The Purchaser shall consider the Sellers' Representative's reasonable comments in good faith, following which the Purchaser shall procure that the Company submits the Draft Application to the relevant Taxation Authority; and

(c)	procure that the Company pays the [***] in relation to such [***].
11.2

Without prejudice to paragraph 6 of Schedule 11, the Purchaser shall, and shall procure that the Company shall, take reasonable steps to co-operate in completing any procedural formalities (including but not limited to responding to questions raised by, and entering into correspondence with, the relevant Tax Authority) required in relation to the [***] applied for pursuant to clause 11.1(c).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

11.3

The Purchaser shall keep the Sellers' Representative informed of the progress of the application for the [***] made pursuant to clause 11.1(b) above. The Purchaser shall procure that the Company provides the Sellers' Representative with drafts of any material correspondence entered into by the Company with the relevant Tax Authority in relation to such [***] prior to submission of that correspondence. The Sellers’ Representative shall provide comments on such drafts as soon as possible and in any event within five Business Days of receipt, and the Purchaser shall procure that the Company considers the Sellers' Representative's comments in good faith.

12.	Restrictions on Sellers
12.1	Each of the Management Sellers severally undertakes that it shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever:
(a)

neither pending nor within three (3) years following the Completion Date (except as holder of not more than five per cent. (5%) of any class of shares or securities of a person which is dealt in on any investment exchange) carry on or be engaged or otherwise interested in any business anywhere in the world which competes with the Business or any part of the Business as carried on by the Group at Completion;

(b)

neither pending nor within three (3) years following the Completion Date solicit or entice away any employee of, or consultant to, any Group Company or any member of the Purchaser’s Group or employ any such person provided that nothing in this Clause 12 shall prevent any of the Sellers from employing, or interviewing with a view to employing, any employee of the Group or any member of the Purchaser’s Group who responds to a publicly advertised vacancy or who, of his own volition, applies for employment with any of the Sellers;

(c)

at any time after Completion in the course of any business which is competitive with the Business, use the words “Gram” or “Merge” or use any trade, business or domain name or mark, logo or design previously used in the Business by any Group Company or anything which is likely to be confused with any of them;

(d)	challenge the validity or enforceability of any of the Registered Business IP Right; or
(e)	assist or incite any other person to do any of the above.
12.2

Each of the restrictions contained in this Clause 12 is given to the Purchaser and each Group Company.  Each such restriction shall be construed as a separate provision of this Agreement.  If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable.  Each of the Management Sellers acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchaser’s Group and each Group Company.

13.	Business Information

If any information required for the Business of any Group Company is not in the possession of a Group Company but remains held by a Seller, the Sellers shall procure that such information is provided to the Purchaser or, as directed by the Purchaser, to the relevant Group Company, immediately on request.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

14.	Termination
14.1	If this Agreement is terminated:
(a)	by the Purchaser in accordance Clause 6.5 (Completion); or
(b)	by the Sellers’ Representative in accordance with Clause 6.6 (Completion),

the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of any antecedent breaches and under the Continuing Provisions.

15.	Confidentiality
15.1

Save as expressly provided in Clause 15.3, each of the Sellers severally undertakes that it shall, treat as confidential the provisions of the Transaction Documents, and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, all information it possesses relating to each Group Company, and shall not disclose or use any such information.

15.2

Save as expressly provided in Clause 15.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers as a result of negotiating or entering into the Transaction Documents, and shall not disclose or use any such information.

15.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(a)

is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)

is disclosed to a person qualifying as a prospective permitted assignee under Clause 17 (Assignment) or to its Agents in connection with a potential assignment to that person in accordance with the provisions of that Clause (provided that any such person needs to know the information for the purposes of considering, evaluating, advising on or furthering the potential assignment and is required to treat the information as confidential);

(c)	is required by law or any securities exchange, regulatory or governmental body or Taxation Authority;
(d)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or
(e)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 15,

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 15.3(b) shall be given to the other Party and their reasonable comments taken into account.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

16.	Announcements
16.1

Save as expressly provided in Clause 16.2, no announcement shall be made by or on behalf of any Party or its Related Persons relating to the terms of the Transaction Documents without the prior written approval of the Purchaser and the Sellers’ Representative.

16.2

Notwithstanding the terms of Clause 16.1, the Purchaser may make an announcement relating to the terms of the Transaction Documents in order to comply with the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that the Purchaser shall, where reasonably practicable, co-operate in good faith with the Sellers’ Representative to take into account any reasonable comments of the Sellers’ Representative prior to making such announcement.

17.	No Assignment by Sellers
17.1

No Seller may assign, transfer, charge, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the Purchaser.

17.2

The Purchaser's rights and obligations under this Agreement shall be freely assignable by the Purchaser, without having to obtain the consent of the Sellers, provided that (i) any assignee agrees to be bound to the terms and conditions of this Agreement (as may be amended from time to time); and (ii) if the Purchaser proposes to assign its obligations under this Agreement, it shall, prior to such assignment, enter into a guarantee with and in favour of the Sellers, in a form satisfactory to the Sellers (acting reasonably and in good faith, having regard to the relevant circumstances, the identity of the assignee and customary market practice), pursuant to which, amongst other things, the Purchaser will, as principal obligor (A) guarantee to the Sellers the due, punctual and full performance by the assignee of all of the Purchaser's obligations under this Agreement (including the payment, when due, of any amount payable to the Sellers); (B) in the event of default by the assignee, perform immediately on demand such obligations (including paying any amount which has become due to the Sellers); and (C) indemnify the Sellers in respect of any failure or delay by the assignee in complying with or discharging any of the obligations under this Agreement assigned to it by the Purchaser. The Purchaser's guarantee will remain in full force and effect until all of the assigned obligations have been discharged in full and will remain in full force and effect notwithstanding any waiver, amendment or variation to the Agreement.

18.	Further Assurance

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things necessary in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

19.	Entire Agreement
19.1

This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them (including the Term Sheet) relating to the sale and purchase of the Shares.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

19.2

Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

19.3

Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

19.4	In this Clause 19, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.
19.5	Nothing in this Clause 19 shall operate to limit or exclude any liability for fraud.
20.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

21.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Purchaser and the Sellers’ Representative.

22.	Remedies and Waivers
22.1

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

22.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
22.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
22.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.
23.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

24.	Third Party Rights
24.1

This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that:

(a)	Clause 9.8 (Sellers’ Warranties), Clause 12 (Restrictions on Sellers) and Clause 13 (Business Information) are intended to benefit each Group Company;
(b)	Clause 15 (Confidentiality) is intended to benefit any member of the Purchaser’s Group; and
(c)	Clause 19 (Entire Agreement) is intended to benefit a Party’s Related Persons,

and each such Clause shall be enforceable by any of them to the full extent permitted by law, subject to the other terms and conditions of this Agreement.

24.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
25.	Payments
25.1

Any amount payable by the Sellers to, or at the direction of, the Purchaser under this Agreement (including, for the avoidance of doubt, any amount payable from the Escrow Account to the Purchaser) shall, so far as possible, be deemed to be a reduction of the Consideration.

25.2

Any amount payable by the Sellers to the Purchaser or by the Purchaser to the Sellers shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law.

25.3

Subject to Clause 25.4 if any deduction or withholding is required by law to be made from any payment in respect of a claim under this Agreement (excluding a claim, if any, for payment of the Consideration) or if the recipient is subject to Tax in respect of such payment, the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

25.4	The Sellers shall have no liability to make an increased payment under Clause 25.3 to the extent that the relevant deduction, withholding or Tax:
(a)	arises or is increased by any assignment of this Agreement by the Purchaser;
(b)	is imposed by jurisdictions other than the UK, Turkey and/or the United States.
25.5

If payer makes an increased payment pursuant to Clause 25.3 in respect of a deduction or withholding in relation to which the recipient obtains a Tax credit the recipient shall reimburse to the payer such amount as the recipient shall (acting in good faith) determine so as to leave the recipient in the same position it would have been in had no such deduction or withholding been made but only to the extent that the recipient can do so without prejudicing the retention of any credit or relief obtained as a result of the deduction or withholding.

25.6

Any amount payable by the Purchaser to the Sellers in accordance with this Agreement shall be transferred from an account in the United States to the Paying Agent's Account, or such other account notified by the Sellers' Representative to the Purchaser in writing not less than ten (10) Business Days prior to the due date for such payment, by electronic transfer in

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

immediately available cleared funds. The Paying Agent is irrevocably and unconditionally authorised to receive any sum paid to it in accordance with this Clause 25.6 and receipt of such sum in the Paying Agent’s Account shall be an effective discharge of the Purchaser's obligation to pay such sum, and the Purchaser shall not be required to concern themselves with any subsequent allocation of such amounts. The Sellers shall not have any recourse against the Purchaser once the Purchaser has discharged its payment obligations in accordance with this Clause 25.6.

26.	Costs and Expenses
26.1	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.
27.	Default Interest

Any and all amounts which are due and payable by one Party to another under this Agreement shall be paid in US$ and shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment (both before and after any judgment).

28.	Notices
28.1

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it.  A Notice may be delivered personally or sent by email, pre‑paid recorded delivery or international courier to the address provided in Clause 28.3, and marked for the attention of the person specified in that Clause.

28.2	A Notice shall be deemed to have been received:
(a)	at the time of delivery if delivered personally;
(b)	at the time of transmission if sent by email;
(c)	five (5) Business Days after the time and date of posting if sent by pre‑paid recorded delivery; or
(d)	three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day.  References to time in this Clause 28 are to local time in the country of the addressee.

28.3	The addresses and email addresses for service of Notice are:

Sellers’ Representative:

Name:Mehmet Ecevit

Address: [***]

For the attention of:Mehmet Ecevit

Email address:[***]

Purchaser:

Name:Zynga Inc.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Address: 699 8th Street, San Francisco, CA 94103

For the attention of:Chief Legal Officer

Email address:legalnotices@zynga.com

28.4

A Party shall notify the other Parties of any change to its details in Clause 28.3 in accordance with the provisions of this Clause 28, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

28.5

Notice given to the Sellers’ Representative shall be deemed to be Notice to all of the Sellers and the rights of the Sellers in respect of such Notice shall be exercised or waived on behalf of them if exercised or waived by the Sellers’ Representative.

29.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

30.	Governing Law and Jurisdiction
30.1	This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
30.2

Any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation (including any question regarding its validity or termination) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference into this clause and:

(a)	The language to be used in the arbitration shall be English.
(b)

The number of arbitrators shall be one, selected jointly by the Parties. If the arbitrator is not selected within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the selection.

(c)	The seat, or legal place, of arbitration shall be New York City, New York, United States of America.
30.3

Any award of the arbitral tribunal shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made. Enforcement of any award may be sought in any court of competent jurisdiction.

31.	Agent for Service of Process
31.1	The Sellers irrevocably and jointly appoint Mehmet Ecevit, and the Purchaser irrevocably appoints [***] of [***], in each case, as its agent for service of process in England.
31.2	If:
(a)	any person appointed as agent for service of process ceases to act as such; or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b)	in the case of the agent for service appointed by the Seller, such agent for service ceases to be resident in the United Kingdom for a period of six months or more,

the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment.  If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

32.	Sellers’ Representative
32.1

Each of the Sellers designates Mehmet Ecevit to serve as its representative (the “Sellers’ Representative”) and to act on its behalf with respect to notices, consents or approvals or requests, elections or proposals required to be given or accepted by the Sellers acting together and otherwise with respect to the actions or decisions expressly identified in this Agreement to be performed or made by the Sellers’ Representative.

32.2

Each of the Sellers irrevocably appoints the Sellers’ Representative as its agent, proxy and attorney and gives the Sellers’ Representative full power and authority on such Seller’s behalf to do all acts and to execute and deliver and receive all such documents or deeds as may be required to resolve or address all matters as are expressly contemplated by the Transaction Documents provided however that the Sellers’ Representative may not:

(a)

agree to any amendment of this Agreement or any of the Transaction Documents which would decrease the aggregate amount payable to any Seller in each case without the prior written consent of such Seller;

(b)

agree to any amendment of this Agreement or any of the Transaction Documents which would result in the Consideration being distributed in any manner other than as set forth in this Agreement, in each case without the consent of all of the Sellers;

(c)

agree to any amendment of this Agreement or any of the Transaction Documents which would result in an increase of any Seller’s obligations or liabilities in each case without the prior written consent of such Seller;

(d)

agree to any amendment of this Agreement or any of the Transaction Documents which provides for any increase in the amount of the Escrow Amount or any increase in the amount to be contributed to the Escrow Amount by any Seller, or any decrease in the amount of Consideration to be received by any Seller, or any extension of the time period for when any monies receivable by any Seller will actually be received by the Seller, in each case without the prior written consent of the Seller; or

(e)

save for non-material administrative and/or mechanical amendments, without the prior written consent of each relevant Seller, agree to any amendment to this Agreement unless it has given each Seller at least three (3) Business Days’ prior written notice of such amendment (such notice to include the proposed amendment in full) and in the event a Seller notifies the Sellers’ Representative in writing within three (3) Business Days of receiving such notice that the Seller reasonably believes the proposed amendment adversely affects the position of the Seller, the Sellers’ Representative shall not agree to such amendment.

32.3

Any action taken or document executed by the Sellers’ Representative on behalf of a Seller in connection with this Agreement shall be deemed to have been made on behalf of such Seller and the Purchaser shall be entitled to rely upon such action or document as being binding on such Seller without further enquiry.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

32.4

The Sellers’ Representative may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the Sellers provided, however, that until a successor Sellers’ Representative shall have been appointed, the Sellers’ Representative shall continue to perform its duties and obligations under this Agreement.

In Witness Whereof each Party has executed and delivered this Agreement as a deed on the date which first appears above.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1

The Sellers

(1) Name and (if relevant) registered number of each Seller	(2) Number of Shares	(3) Proportional ownership of Shares (%)	(4) Proportional entitlement to Consideration (%)	(5) Contact information
Kaan Karamanci	[***]	[***]	[***]	[***]
Alpay Koraltürk	[***]	[***]	[***]	[***]
Mehmet Ecevit	[***]	[***]	[***]	[***]
Hummingbird Ventures CVA II	[***]	[***]	[***]	[***]
Pamir Emre Gelenbe	[***]	[***]	[***]	[***]
Fırat İleri	[***]	[***]	[***]	[***]
Barend Van Den Brande	[***]	[***]	[***]	[***]
Fabrice Grinda	[***]	[***]	[***]	[***]
Serendipity Investments S.L.	[***]	[***]	[***]	[***]
Yusuf Tunç Yalgın	[***]	[***]	[***]	[***]
Luis Ignacio Garay	[***]	[***]	[***]	[***]
Cem Civelek	[***]	[***]	[***]	[***]
Remzi Can Şenel	[***]	[***]	[***]	[***]
Hummingbird Opportunity Fund Comm. VA	[***]	[***]	[***]	[***]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Total	169,836	100%	100%

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2

The Group

Part 1
Details of the Company

Company name	:	Gram Games Teknoloji Anonim Şirketi
Company number	:	839736
Date and place of incorporation	:	30/10/2012
Registered address	:	Küçükyalı Mah.Turgut Özal Bulvarı No.35 Maltepe/Istanbul
Authorised share capital	:	169,836
Issued share capital	:	169,836
Shareholders	:

Kaan Karamancı

Alpay Koraltürk

Mehmet Ecevit

Hummingbird Ventures CVA II

Pamir Emre Gelenbe

Fırat İleri

Barend Van Den Brande

Fabrice Grinda C/O Delaney Corp. Ltd.

Serendipity Investments S.L.

Yusuf Tunç Yalgın

Luis Ignacio Garay

Cem Civelek

Remzi Can Şenel

Hummingbird Opportunity Fund. Comm. VA

Directors	:	Kaan Karamancı (Chairman of the Board) Mehmet Ecevit (Vice Chairman of the Board) Fırat İleri (Member of the Board)
Secretary	:	N/A
Auditors	:	Alliotts
Accounting reference date	:	1 January – 31 December
Tax residency	:	Turkey

Part 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Details of the Subsidiary

Company name	:	Gram Games Limited
Company number	:	10276324
Date and place of incorporation	:	13 July 2016, England
Registered address	:	6th Floor One London Wall, London, United Kingdom, EC2Y 5EB
Issued share capital	:	3,000,000 ordinary shares of £1.00 each
Shareholder	:	Gram Games Teknoloji A.S.
Directors	:	Mr. Onur Baylan (CFO) Mr. Mehmet Ecevit (CEO)
Secretary	:	N/A
Auditors	:	Alliotts
Accounting reference date	:	31 December

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 3

Completion Arrangements

Part 1
Sellers’ Obligations

At Completion the Sellers shall:

1.	Cause the board of directors of the Company:
1.1

to register the Purchaser or such other person as the Purchaser may nominate as the owner of the Shares in the share ledger of the Company with a board of directors resolution approving such transfer of Shares and its registration; and

1.2	approve the amended service agreements in the form of the drafts which have been prepared by the Purchaser’s Lawyers and entered into by (i) each of the Management Sellers, (ii) [***] and (iii) [***].
2.

Procure that the meeting of the board of directors (as necessary to provide valid authorisation) of the Subsidiary is convened at which the sale of the Shares to the Purchaser or such other person as the Purchaser may nominate be approved.

3.	Execute and deliver to the Purchaser the Disclosure Letter.
4.	Deliver to the Purchaser or the Purchaser’s Lawyers:
4.1	the share certificates or equivalent documents duly endorsed in favour of the Purchaser or an indemnity in the agreed terms for any lost share certificates;
4.2

such waivers, consents and other documents in the relevant jurisdiction as the Purchaser may require, to enable the Purchaser, or such other person as the Purchaser may nominate, to be registered as holder of the Shares in accordance with the provisions of Clause 2 (Sale and Purchase);

4.3	a certified copy of each power of attorney under which any document to be delivered to the Purchaser has been executed;
4.4

a certified copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of each of the Sellers (if applicable) authorising the execution of this Agreement and any arbitration clauses and/or agreements; and

4.5

a certified copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Company and the board of the Subsidiary referred to in paragraph 2 above.

5.	Deliver to the Purchaser or such other person as the Purchaser may nominate:
5.1

the statutory books (written up to but not including the Completion Date), including but not limited to the share ledger, general assembly resolution book, board resolution book, trade registry records of the Company and the statutory registers of the Subsidiary;

5.2	share certificate in respect of all the issued share capital of the Subsidiary or an indemnity in the agreed terms for any lost share certificates;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.3

written resignation in the agreed terms to take effect from Completion of Firat Ileri as director of the Company executed as a deed and relinquishing any right (past, present or future) against the Company for loss of office (whether contractual, statutory or otherwise);

5.4	statements from the banks at which the Company and the Subsidiary maintains an account giving the balance as at the close of business on the last Business Day prior to Completion;
5.5	the cash book balances of the Company and the Subsidiary with statements reconciling the cash book balances with the bank statements in paragraph 5.4 above;
5.6	executed copies of the service agreements for (i) each of the Management Sellers, (i) [***] and (iii) [***] in the agreed form; and
5.7	an executed copy of the deed of variation (in a form acceptable to the Purchaser) among the Company, the Subsidiary, [***] and [***].

Part 2
Purchaser’s Obligations

At Completion the Purchaser shall:

1.	procure that the Initial Consideration less the Escrow Amount shall be transferred to the Paying Agent's Account by electronic transfer in immediately available cleared funds; and
2.	sign an acknowledgement of receipt of the Disclosure Letter delivered by the Sellers.

Deliver to the Sellers or the Sellers’ Lawyers:

3.

a copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser authorising the execution of this Agreement and the grant of the ZSUs.

Part 3
Parties’ acknowledgment

1.	The Parties acknowledge that the Merge Dragons Payment shall not be made until at least one (1) Business Day after Completion.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 4

Warranties

Part 1
Fundamental Warranties

1.	Incorporation and Authority
1.1

To the extent applicable, each of the Sellers has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.2

To the extent applicable, none of the Sellers is bankrupt or insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding‑up of any of the Sellers. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of any of the Sellers or all or any of their assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to any of the Sellers.

1.3

Each of the Sellers has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms.  The execution, delivery and performance by, respectively, each Seller of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, by‑laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or governmental authority in any jurisdiction; or (iii) any agreement or instrument to which such Seller is a party or by which it is bound.

1.4

The execution, delivery and performance by each of the Sellers of its obligations under the Documents will not require it to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked.

2.	The Shares and the Group
2.1

Each of the Sellers is the sole legal and beneficial owner of, and has the right to exercise all voting rights over, all of the Shares set opposite its name in Schedule 1 (The Sellers).  The Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares. Other than as listed in Schedule 1 (The Sellers), there are no rights to acquire any shares of capital stock in any Group Company.

2.2	The Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.
2.3

Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.4

The shares in the capital of the Subsidiary of which particulars are set out in Schedule 2 (The Group) constitute the entire allotted and issued share capital of the Subsidiary, and are: (i) legally and beneficially owned by the Company; (ii) fully paid‑up; and (iii) free from all

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Encumbrances. There is no agreement or commitment to give or create any Encumbrance over or affecting the shares of the Subsidiary.
2.5	There are no agreements or commitments outstanding, which give to any person the right to call for the issue of any shares, debentures or other securities of any Group Company.
2.6

The Subsidiary has not issued in respect of the Shares, either a warning notice or a restrictions notice under paragraph 1 of Schedule 1B to the Companies Act, and the Subsidiary has not issued a notice under either section 790D or section 790E of the Companies Act which has not been complied with and remains outstanding.

2.7	The Company does not own any legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking other than the shares in the Subsidiary.

Part 2
Management Warranties

1.	Information
1.1	No Group Company acts or carries on business together with any other person in partnership or otherwise.
1.2

The articles of association, by-laws or equivalent constitutional documents of the Group Companies contained at documents 9.3.2, 9.2.4, 9.2.5, 9.2.6 and 9.2.7 of the Data Room are complete and accurate.

1.3	No Group Company has any branch or agency in any jurisdiction.
1.4	The Company does not own any legal or beneficial interest in any shares, securities or participation rights of any kind in any undertaking other than the shares in the Subsidiary.
1.5

The statutory books of each Group Company have been properly kept, are up-to-date and contain complete and accurate details of all matters required by applicable laws to be entered in them.  No notice or indication that any of them is incorrect or should be rectified has been received.

1.6

The particulars of each Seller set out in Schedule 1 (The Sellers) are complete, accurate and up to date in all respects.  The Shares are free from all Encumbrances and there is no agreement or commitment with any Group Company to give or create any Encumbrance over or affecting the Shares. Other than as listed in Schedule 1 (The Sellers), there are no rights to acquire any shares of capital stock in any Group Company. The Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.

1.7	The particulars of each Group Company set out in Schedule 2 (The Group) are complete, accurate and up to date in all respects.
2.	Accounts
2.1	The Accounts have been prepared in accordance with the Applicable Accounting Standards.
2.2

The Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of each Group Company and of the Group as a whole at the Accounts Date and in the financial period to which they relate.

2.3

No change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of any Group Company for at least two (2) years prior to the Accounts Date.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.4

The Accounts include full provision or full disclosure to the extent required in accordance with the Applicable Accounting Standards for all liabilities (whether actual, contingent, unquantified or disputed) all outstanding capital commitments and all bad and doubtful debts as required to be provisioned under the Applicable Accounting Standards.

2.5	The Accounts are not affected by any unusual or non recurring item or by any other factor that makes the Accounts unusual or misleading in any respect.
2.6

The accounting and other records of each Group Company are up‑to‑date and have been properly and accurately maintained in each case, in all material respects and are in the possession or under the control of the relevant Group Company.

2.7

The Management Accounts have been prepared on a basis consistent with the management accounts of the Company and the Subsidiary prepared in the two (2) years immediately preceding the date of this Agreement and with all due care and attention.  Having regard to the purposes for which the Management Accounts are prepared, the Management Accounts give a fair view of the assets, liabilities and profit or loss and cash flow of each Group Company and of the Group as a whole and are not inaccurate or misleading in any respect.

3.	Events Since the Accounts Date
3.1	Since the Accounts Date:
(a)	the business of each Group Company has been conducted in the ordinary course;
(b)	there has been no material adverse change in the financial or trading position or prospects of any Group Company;
(c)

no asset of a value in excess of one hundred thousand US dollars (US$100,000) has been acquired or disposed of by any Group Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset;

(d)

so far as the Management Sellers are aware, no liability (actual or contingent) has been incurred by or arisen in relation to any Group Company which is either unquantifiable or of an amount in excess of one hundred thousand US dollars (US$100,000) other than in the ordinary course of business;

(e)	no dividend or other distribution has been, or has agreed to be, declared, made or paid by any Group Company;
(f)

no Group Company has borrowed or raised any money and no individual item of capital expenditure, or series of connected items of capital expenditure, has been incurred in an amount in excess of one hundred thousand US dollars (US$100,000) other than in the ordinary course of business;

(g)	no Group Company has issued or agreed to issue any share or loan capital or other similar interest; and
(h)

all book debts contained in the Accounts have been realised for an amount not less than that stated or reflected in the Accounts, no debts or other receivables have been factored, sold or agreed to be sold and, so far as the Management Sellers are aware, no indication has been received that any debt owing to any Group Company is bad or doubtful.

3.2	There are no debts of the Group which have been outstanding for a period in excess of one hundred and eighty (180) days as at the date of this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4.	Contracts
4.1

In this paragraph 4.1, references to “contract” include any binding agreement, arrangement, obligation, understanding or commitment, whether in writing or not, and references to “material” shall mean material to the business, prospects, profits or assets of any Group Company.

4.2

Complete and accurate copies (including of any amendment, variation or extension of any such contract) are contained in folders 2.1, 2.2, 4.4, 4.5, 10.5 and 12 and document 10.11 of the Data Room of any contract to which a Group Company is a party which:

(a)

involves revenue or expenditure in excess of two hundred and fifty thousand US dollars (US$250,000) per annum (including pursuant to the terms of such contract or the course of dealing in the prior twelve (12) months);

(b)

is of an unusual or exceptional nature (meaning that it cannot readily be performed by the Group Company on time except with undue effort or exceptionally high expenditure, in each case, materially beyond the effort or expenditure normally required for such contracts in the ordinary course of business) or is not in the ordinary course of business;

(c)	has an unexpired term of twelve (12) months or longer;
(d)

can be terminated or amended upon a change in the direct or indirect ownership or control of that Group Company or whose terms, in the event of such a change of ownership or control, are or could (in accordance with the terms of such contract) be different from those which apply prior to such event;

(e)	restricts a Group Company’s ability to carry on the whole or any part of its business in any part of the world or to use or exploit any of its material assets;
(f)

is an agency, distribution, franchise, licensing, management, joint venture, consortium, partnership, association (other than a bona fide trade association) or shareholders’ agreement or a sale and purchase agreement relating to shares, a business or any material asset;

(g)	involves publishing of advertisements, insertion orders, user acquisition campaigns and/or other marketing arrangements;
(h)	is an agreement with a director of a Group Company;
(i)	is an agreement with a Seller or a Connected Person of a Seller;
(j)	is a sale or purchase or option or similar arrangement affecting an asset owned, occupied, possessed or used by any Group Company; or
(k)	is a bid or offer which, if accepted, would give rise to a contract falling within paragraphs 4.2(a) to (j) above.
4.3

So far as the Management Sellers are aware, each of the contracts to which a Group Company is a party is in full force and effect and no party is in breach of any such contract nor has any allegation of any breach or invalidity been made or received by any Seller or any Group Company.  No notice of termination of any such contract has been received by any Management Seller or any Group Company; so far as the Management Sellers are aware, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract; and no allegation in writing of any such grounds has been received by any Management Seller or any Group Company.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4.4

No Group Company is, or within the past three (3) years has been, a party to a contract which is, or was, not entirely of an arm’s length nature and no Group Company has transferred or has agreed to transfer any assets except at market value.

4.5	No Group Company is a party to or has any liability (actual or contingent) under any guarantee, indemnity or letter of credit, or any leasing, rental, hire purchase or credit sale agreement.
4.6	No person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement.
5.	Trading and Expenses
5.1

No customer or supplier of any Group Company which accounts for five per cent. (5%) or more by value of such Group Company’s annual supply or sales, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading with or supplies to such Group Company.

5.2	No Group Company carries on business under any name other than its own corporate name.
5.3

The Transaction Expenses set out in the Disclosure Letter are the only transactions costs and expenses that will be incurred by the Group Companies on their own behalf or on behalf of the Sellers by the transactions contemplated by this Agreement.

6.	Compliance with Laws and Litigation
6.1	Each Group Company has carried out its business and dealt with its assets in accordance with all applicable laws and regulations in any relevant jurisdictions.
6.2

No Group Company and, with respect to the Business, no Seller, nor any of the Group Companies’ respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them (each, an “Associated Person”) has, in connection with the Business, breached any Anti‑Bribery Laws or any applicable anti‑money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

6.3

Without limiting the foregoing, so far as the Management Sellers are aware, (i) the Group Companies have at all times been in compliance in all material respects with all applicable U.S. laws governing the export, re-export, import and transfer of products, software, technical data, services and technologies, and the export-related activities of United States persons (collectively, the “Trade Control Laws”); (ii) there is no event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of non-compliance with any Trade Control Law; and (iii) none of the Group Companies has ever been subject to any inquiries and investigations with respect to Trade Control Laws.

6.4

Without limiting the foregoing, no Group Company nor any officers, directors or, so far as the Management Sellers are aware, employees of any of any of the Group Companies is an Office of Foreign Assets Control, Department of the United States Treasury (“OFAC”) sanctioned person.  Each of the Group Companies and their directors, officers and, so far as the Management Sellers are aware, employees are in compliance with, and have not previously violated, the OFAC sanctions or any other applicable anti-money laundering and economic sanctions laws. So far as the Management Sellers are aware, there are no pending or threatened claims against any of the Group Companies with respect to such anti-money laundering and economic sanctions laws.  Each of the Group Companies has in place adequate controls and systems to reasonably ensure compliance with applicable laws pertaining to anti-money laundering and economic sanctions in each jurisdiction in which the

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Group Companies do or in the past has done business. Neither the execution, delivery and performance of this Agreement or any ancillary agreement, nor the consummation of any transaction contemplated hereby or thereby, or the fulfilment of the terms hereof or thereof, will result in a violation by any of the Group Companies of any of the OFAC sanctions or of any applicable economic sanctions or anti-money laundering laws of any applicable jurisdiction.

6.5

Except for actions to recover any debt incurred in the ordinary course of the business owed to the Company where each individual debt and its costs outstanding amount to less than US$20,000, no Group Company (nor, so far as the Management Sellers are aware, any director or employee (in each case, past or present) of any Group Company) is, or has been in the five (5) years prior to the date of this Agreement, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise) in relation to the business of the Group Company; no litigation, arbitration, mediation or other legal proceedings are pending or threatened by or against a Group Company; and, to the knowledge of the Management Sellers, there are no circumstances reasonably likely to give rise to any such proceedings.

6.6

No Group Company (nor any director or employee (in each case, past or present) of any Group Company), is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body; no investigations, enquiries, or enforcement proceedings are pending or threatened; and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

6.7

Each Group Company is conducting, and has during the past five (5) years conducted, the Business in compliance with Environmental Law and none of the Sellers nor any Group Company has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law. So far as the Management Sellers are aware, there are no proceedings or actions by any Environmental Authority or by any other person, entity or governmental authority pending against any Group Company under any Environmental Law.

7.	Licences
7.1

All regulatory and commercial licences, consents, permits and other authorisations required to be obtained (including with respect to the carrying on of its business) by each Group Company (the “Licences”) are in full force and effect. None of the Licences will expire within the next twenty‑four (24) months and, so far as the Management Sellers are aware, no material expenditure is or will be required to comply with, maintain or obtain the renewal of any Licence.

7.2

The direct or indirect change of control of the Group Companies pursuant to the sale and purchase of the Shares will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence.

8.	Ownership of Assets, Facilities and Services
8.1

All fixed or tangible assets used by any Group Company for or in connection with its business, or which are required for the continuation of the Business both as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date of this Agreement are solely legally and beneficially owned by a Group Company with good and full title and all rights attaching to them and are free from all Encumbrances.

8.2	All assets referred to in paragraph 8.1 are included in the Accounts, except for any asset acquired, sold, realised or applied in the ordinary course of business since the Accounts Date.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Each asset referred to in paragraph 8.1 capable of possession is in the possession or under the control of a Group Company.
8.3

The assets, facilities and services to which each Group Company has a contractual right include all the assets, facilities and services necessary for the operation of the Business in the same manner as it has been carried on during the twelve (12) months prior to the date of this Agreement.

9.	Finance Arrangements
9.1

The name and address of each bank with which each Group Company maintains a bank account together with complete and accurate details of each account and all authorities, mandates, standing orders and direct debits) are set out in the Disclosure Letter or otherwise contained in folders 1.2.4 and 1.2.5 of the Data Room.

9.2

Complete and accurate details of all overdraft facilities of each Group Company and a complete and accurate list of all agreements or arrangements in respect of or providing for monies borrowed by a Group Company (including the amounts of all borrowings) are set out in the Disclosure Letter or otherwise contained in folders 1.2.4 and 1.2.5 of the Data Room.

9.3

Other than with respect to ordinary course trade payables not in excess of US$50,000, there are no debts owing by any Group Company which are outstanding and due and remain unpaid. No demand or notice to repay has been received under, and, so far as the Management Sellers are aware, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of any Group Company and no change in the direct or indirect control of any Group Company will or could under the terms of such facilities result in such an event of default, early repayment or breach.

9.4

No Group Company has lent or agreed to lend any money which has not been repaid to it when due and there are no debts owing to any Group Company other than debts that have arisen in respect of trading and in the ordinary course of business.

9.5	No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any Group Company or any Connected Person of such a member.
10.	Grants and Allowances

No Group Company has applied for or received any grant, subsidy or allowance from any governmental or other body.

11.	Powers of Attorney

No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf.

12.	Insurance
12.1	Accurate details of all insurance policies maintained by or covering each Group Company are contained in folder 3 of the Data Room.
12.2

All such insurance policies are in full force and effect; no claims are outstanding under such policies; all premiums due and payable under such policies have been paid; and none of the policies contains any provisions as to change of control or ownership in respect of the insured and none of the policies are void or voidable and, so far as the Management Sellers are aware, no event has occurred which would be likely to give rise to any claim under the policies.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

12.3	No Group Company has any individual insurance claims in excess of US$100,000 outstanding under any of the policies.
13.	Insolvency
13.1

No Group Company is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due, and the assets of each Group Company exceeds its liabilities and no circumstances have arisen for technical insolvency (as defined under Article 376 of the Turkish Commercial Code), declaration of bankruptcy or opening of composition proceedings in respect of any Group Company.

13.2

No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed in respect of any of them.  No petition has been presented or meeting convened for the purposes of winding up any Group Company and no step has been taken to initiate any process by or under which the ability of the creditors of a Group Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of a Group Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums.  No Group Company has become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which would be likely to lead to a Group Company being dissolved and its assets being distributed.

13.3

No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Group Company or all or any of its assets and no steps have been taken to initiate any such appointment.  No analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of a Group Company.

14.	Intellectual Property

Registered Business IP Rights and Business Domain Names

14.1	Documents 10.16, 10.17 and 10.18 in the Data Room accurately identify:
(a)	each Business Domain Name, and each Registered Business IP Right and each Business Social Media Account;
(b)	the jurisdiction in which each Registered Business IP Right has been granted, issued, registered or filed for, and the applicable application, registration or serial number;
(c)	any other person that has an ownership interest in the relevant Business Domain Name or Registered Business IP Right and the nature of such ownership interest; and
(d)

each Business Product that embodies, utilises or is based upon or derived from (or, with respect to new products, that is expected to embody, utilize or be based upon or derived from) a Business Domain Name or Registered Business IP Right.

14.2

The Sellers have provided to the Purchaser, complete and accurate copies of all applications and material correspondence with any Governmental Authority related to each Business Domain Name and Registered Business IP Right.

14.3

A Group Company is the sole and exclusive, legal and beneficial owner of all rights, title and interest in and to all Registered Business IP Rights and all Business Domain Names, in each case free from any and all Encumbrances.

14.4	All registration, renewal, maintenance and other official fees due in respect of all Business Domain Names and Registered Business IP Rights have been paid in full and on time, and all

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

filings, payments, and other actions required to be made or taken to maintain each Registered Business IP Right and each Business Domain Name in full force and effect have been made by the applicable deadline.

14.5

So far as the Management Sellers are aware, no Registered Business IP Right is being opposed, and no third party is seeking its invalidation or revocation.  No Group Company has received notice of any opposition to the grant of, or notice of any legal proceedings or claims relating to, any Registered Business IP Right.

14.6

A Group Company is the registered proprietor of, or registered applicant in respect of, all Registered Business IP Rights, and is registered with the relevant registry as the registrant of each Business Domain Name.

Business Software

14.7	Document 10.15.5 in the Data Room contains a complete and accurate list (by name only) of all Business Owned Software.
14.8

A Group Company is the sole and unrestricted, legal and beneficial owner of all rights, title and interests to and in all items of the Business Owned Software, in each case free and clear of any Encumbrances.

14.9

A Group Company has in its possession or control a complete and correct copy of all Source Code for all Business Owned Software. No portion of any Source Code for any Business Software has been delivered, licensed, or made available to any escrow agent or other person who was not, as of the date on which such Source Code was made available, an employee of a Group Company.  No Group Company has a legally binding duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Business Owned Software to any escrow agent or other person.  So far as the Management Sellers are aware, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Business Owned Software to any other person.

14.10	Document 10.15.6 in the Data Room contains a complete and accurate list of all Business Third Party Software that is material to the operation of the Business.
14.11	Document 10.15.4 in the Data Room accurately identifies:
(a)

each item of Open Source Code that is contained in, linked to, distributed with, or used in the development of any Business Products or Business Owned Software or from which any part of any Business Product or Business Owned Software is derived;

(b)	the applicable license terms for each such item of Open Source Code;
(c)	the Business Product(s) or Business Owned Software to which each such item of Open Source Code relates; and
(d)	whether the Open Source Code is used, modified or distributed by any of the Group Companies.
14.12

The Group Companies have complied in all material respects with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

14.13	No Business Product or Business Owned Software contains, is derived from, is linked to, or is distributed with Open Source Code that is licensed under any terms that, based on the manner

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

in which such Open Source Code is contained in, derived from, linked to, or distributed with, the relevant Business Product or Business Owned Software:
(a)

impose a requirement as a condition of use, modification or distribution of such Open Source Code that the relevant Business Product or Business Owned Software or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge; or

(b)	otherwise impose any other limitation, restriction or condition on the right or ability of any of the Group Companies to use or distribute any Business Product or Business Owned Software.
14.14	So far as the Management Sellers are aware, no Business Owned Software and no other Business Software contains any Harmful Code.

Business IP

14.15

A Group Company is the sole and unrestricted, legal and beneficial owner of all rights, title and interests to and in all Intellectual Property Rights in, or in connection with, the Games, in each case free and clear of any Encumbrances.

14.16

Each person who is or was an employee or contractor of any of the Group Companies and who is or was involved in the creation or development of any Business Product or Business Owned IP has signed a valid, enforceable agreement containing an irrevocable assignment to a Group Company of all of Intellectual Property Rights pertaining to such Business Product or Business Owned IP and confidentiality provisions protecting such Business Owned IP.  No current or former stockholder or employee of any of the Group Companies has any claim, right (whether or not currently exercisable), or interest to or in any Business Owned IP.  So far as the Management Sellers are aware, no employee or contractor of any of the Group Companies is (i) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for any of the Group Companies or (ii) in breach of any contract with any former employer or other person concerning Intellectual Property Rights or confidentiality.

14.17

No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Owned IP.

14.18

The Group Companies have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information belonging to or held by the Group Companies, or purported to be held by any of the Group Companies as a trade secret or confidential information, or pertaining to any Business IP.

14.19

None of the Group Companies have assigned, exclusively licensed or otherwise transferred ownership of, or agreed to assign, exclusively license or otherwise transfer ownership of, any Business Owned IP to any person.

14.20

None of the Group Companies are, or have ever been, a member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates, or has the right to require or obligate, any of the Group Companies to grant or offer to any other person any license or right to any Business Owned IP or covenant not to sue another person based upon any Business Owned IP.

14.21

Each Group Company legally and beneficially owns or has valid and enforceable rights, licenses or permissions to use and, to the extent that the relevant Group Company does any of the following in the Business, to develop, make, have made, offer for sale, sell, import, copy,

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

modify, create derivative works of, distribute, exclusively and non-exclusively license, and dispose of, all Intellectual Property Rights, including Business IP, needed to conduct the Business as currently conducted.  None of the Group Companies requires any Intellectual Property Rights other than the Intellectual Property Rights owned or licensed in by it in order to conduct its Business as currently conducted.

14.22

Each of the Business Owned IP is valid, subsisting, and enforceable and shall continue to be valid, subsisting and enforceable by the Group Companies immediately after Completion.  Without limiting the generality of the foregoing:

(a)

no action, filing, or payment must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Registered Business IP Right in full force and effect, including the payment of any registration fee, maintenance fee, renewal fee, annuity fee and Tax of the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Business IP Right; and

(b)

no interference, opposition, reissue, re-examination, or other action of any nature is or has been pending or threatened, in which the scope, validity, or enforceability of any Business Owned IP is being, has been, or could be expected to be contested or challenged. So far as the Management Sellers are aware, there is no basis for a claim that any Business Owned IP is invalid or unenforceable.

14.23	The documents contained in folders 10.5, 10.14 and 10.19 of the Data Room accurately identify:
(a)

each contract, agreement or document pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to any of the Group Companies or pursuant to which a Group Company has licensed or otherwise received rights under or with respect to any Intellectual Property Right of a third party, including containing covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property Rights owned or controlled by any third party (“Inbound IP Contracts”) (other than non-exclusive licenses to third-party software that:

(i)

is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any business product and that is not otherwise material to the Business, research or development;

(ii)	is licensed solely in executable or object code form, in non-customized form, and solely for a Group Company’s internal use; and
(iii)	is generally available on standard terms for less than $10,000);
(b)	whether the licenses or rights granted to each of the Group Companies in such contracts, agreements or documents are exclusive or non-exclusive; and
(c)	the Business Product in which such Intellectual Property Right is used or incorporated.
14.24

No Inbound IP Contract imposes any ongoing material financial obligation on any of the Group Companies or any successor entity. The consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents shall not result in the imposition of any financial or other obligations on any of the Group Companies, Purchaser or its Subsidiary Undertakings under or in connection with any Inbound IP Contract that each of the Group Companies would not otherwise have been required to pay or assume had this Agreement not been entered into.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

14.25

Folder 12 of the Data Room contains accurate and complete copies of each contract, agreement or document pursuant to which any person has been granted any licence under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Business IP, if such licence or right is exclusive or sole or if such contract, agreement or document is material (“Outbound IP Contracts”). Except as set forth in the documents contained in folder 12 of the Data Room, none of the Group Companies are bound by, and none of the Business IP is subject to, any contract containing any covenant or other provision that:

(a)	limits or restricts the ability of any of the Group Companies to use, exploit, assert or enforce any Business IP anywhere in the world in any manner; or
(b)

obligates any of the Group Companies to license any Business IP, or would cause the Purchaser or its Subsidiary Undertaking to be required to license, any Intellectual Property Rights owned or controlled by the Purchaser or its Subsidiary Undertaking, to any person.

14.26	The Sellers have provided to the Purchaser complete and accurate copies of all Inbound IP Contracts and all Outbound IP Contracts (together, the “IP Contracts”).
14.27

So far as the Management Sellers are aware, all IP Contracts are in full force and effect. Neither any Group Company nor, so far as the Management Sellers are aware, any other party to any IP Contract is in breach of, or default under, any IP Contract. No allegation of any breach, or default under, any IP Contract been made or received by any Group Company. No notice of termination of any IP Contract has been served or received by any Seller or any Group Company, and so far as the Management Sellers are aware, there are no grounds for the termination, rescission or repudiation of any IP Contract. No allegation of any such grounds have been made or received by any Seller or any Group Company.

14.28

There are no royalties, fee, commissions or other amounts payable by any of the Group Companies to any person (other than salaries paid to employees by the Group Companies in accordance with the Group Companies’ standard form of employee agreement, which has been provided to the Purchaser at documents 4.4.1, 4.5.1 and 4.4.7 in the Data Room) upon or for the development, manufacture, sale, licensing, provision or distribution of any Business Product or the use of any of any Business IP.

14.29	The Sellers have provided to the Purchaser a complete and accurate copy of each form used by any of the Group Companies, at any time in the four year period before the date of this Agreement, of:
(a)	employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision;
(b)

professional services, outsourced development, consulting or independent contractor agreement containing any assignment or licence of Intellectual Property or Intellectual Property Rights or any confidentiality provision;

(c)	confidentiality or non-disclosure agreement;
(d)	end user license agreement or “terms of service” or “terms of use” agreement;
(e)	developer agreement; and
(f)	distributor, reseller, or publisher agreement.
14.30

Data Room documents 10.14.1, 10.19.5, 10.19.8, 10.19.16, 10.19.18, 10.19.39, 10.19.40, 10.19.41, 10.19.42 and 10.19.46 accurately identify each contract in which an employee, consultant, or independent contractor has expressly reserved or retained rights in any

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Intellectual Property Right incorporated into or used in connection with any Business Product or otherwise related to the Business, research, or development.
14.31

So far as the Management Sellers are aware, no person has infringed, misappropriated or otherwise violated, and, no person is currently infringing, misappropriating or otherwise violating, any Business Owned IP. No Group Company has sent, otherwise delivered, or received (in each case directly or indirectly) any letter or other written or electronic communication or correspondence regarding any actual, alleged or suspected infringement, misappropriation or violation of any Business Owned IP.

14.32

None of the Group Companies or the conduct of the Business have infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or violated or made unlawful use of any Intellectual Property Right of any other person or engaged in unfair competition.  Without limiting the generality of the foregoing:

(a)

No infringement, misappropriation, or similar claim or action is pending or, has been threatened in writing against any of the Group Companies or against any person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Group Companies with respect to such claim or action, nor, so far as the Management Sellers are aware, is there a legitimate basis for any such claim or action.  None of the Group Companies have received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Group Companies, any of their employees or agents, or any Business Product, of any Intellectual Property Rights of another person, including any letter or other communication suggesting that any of the Group Companies are or were required to obtain a license to any Intellectual Property Right of another person.

(b)

None of the Group Companies is bound by any contract to indemnify, defend, hold harmless, or reimburse any other person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim of Intellectual Property Right infringement, misappropriation, or similar claim.

(c)

So far as the Management Sellers are aware, no claim or action involving any Intellectual Property Right licensed to any of the Group Companies is pending or has been threatened, except for any such claim or action that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property Right by any of the Group Companies in connection with the Business as carried on immediately prior to Completion, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Business Product or Business Software in connection with the Business as carried on immediately prior to Completion.

14.33

Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Business IP; (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IP Contract; (c) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other person; or (d) the grant, assignment, or transfer to any other person of any licence or other right or interest under, to, or in any Business IP or Intellectual Property Rights of the Purchaser or any Subsidiary Undertaking.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

15.	Information Technology
15.1

Documents 1.5.2.1 and 1.5.2.2 in the Data Room contain a list and complete and accurate details of all Company IT Assets (except for those Company IT Assets that have already been listed in paragraphs 14.7, 14.10, and 14.11).

15.2	Folder 12 of the Data Room contains complete copies of all material IT Contracts as in force at the date of this Agreement.
15.3

A Group Company is the sole and unrestricted, legal and beneficial owner and has direct control of the Company IT Assets, or is validly licensed or otherwise authorised to use the Company IT Assets under a valid and subsisting written IT Contract, at the date of this Agreement as required for the operation of the Businesses of the Group Companies in the ordinary course as conducted at the date of this Agreement. All Company IT Assets owned by a Group Company are free from any Encumbrance.

15.4

Each Group Company has full and unrestricted access to and use of all Company IT Assets and all Business Data without any further permission or consent from, or agreements with, any third party, including after Closing.

15.5	In the twenty four (24) months period ending on the date of this Agreement:
(a)

there have been no breakdowns, malfunctions, failures, disruptions, impairments or other defects in any of the Company IT Assets which have caused a material and prolonged disruption to the Business of the Group Companies or a material adverse effect on any of the Group Companies’ customers; and

(b)

so far as the Management Sellers are aware, no person has gained unauthorised access to any of the Company IT Assets or any Business Data stored on or processed by any of the Company IT Assets, and no Business Data stored on or processed by any of the Company IT Assets have been lost, damaged or corrupted or have been accessed, deleted, copied, used or modified without authorisation.

15.6

So far as the Management Sellers are aware, all Company IT Assets do not contain any Harmful Code or other software routines or hardware components that enable or assist any person to access without authorisation any Company IT Assets or Business Data.

15.7

All Company IT Assets that are or have been operated by a Group Company and, so far as the Management Sellers are aware, all Company IT Assets that are or have been operated by a third party have been regularly maintained by technically competent personnel, in accordance with legal requirements and standards prudent in the industry to ensure proper operation.

15.8

All Company IT Assets that are or have been operated by a Group Company and, so far as the Management Sellers are aware, all Company IT Assets that are or have been operated by a third party are in good working condition, and all Company IT Assets, so far as the Management Sellers are aware, are functioning properly.

15.9	All Company IT Assets are fit for the purpose of effectively performing all information technology operations necessary to conduct the Business of the Group Companies.
15.10

The Group Companies have in place appropriate archival, back-up, recovery and restoration plans intended to ensure that in the event of a security breach, breakdown, malfunction, failure, disruption, impairment or other defect of any of the Company IT Assets, the Business of each Group Company can continue to be conducted without material disruption or interruption.

15.11	All IT Contracts are in full force and effect. No Group Company nor, so far as the Management Sellers are aware, any other party to any IT Contract is in material breach of, or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

default under, any IT Contract, nor has any allegation of any material breach, or default under, any IT Contract been made or received by any Seller or any Group Company. Neither the Sellers nor any Group Company are aware of any event that, with the passage of time or the giving of notice, or both, could constitute a material breach of or default under, any IT Contract that would reasonably result in a material adverse effect. No notice of termination of any IT Contract has been served or received by any Seller or any Group Company, there are no grounds for the termination, rescission or repudiation of any IT Contract, and no allegation of any such grounds have been made or received by any Seller or any Group Company.

15.12

Neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, result in, or give any person the right or option to cause or declare:  (a) a loss of, or Encumbrance on, any Company IT Asset; or (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IT Contract.

16.	Data Protection
16.1	Each Group Company complies with, has conducted its business in compliance with, has at all times complied with all applicable Data Protection Laws, including:
(a)

honouring all requests from Data Subjects to exercise their legal rights with respect to Personal Data for which the Company or the Subsidiary is a Controller, which have been received within the six year (6) period immediately prior to Completion; and

(b)	complying with all applicable requirements to notify, or register with, the relevant Authorities in relation to the Processing of Personal Data.
16.2

Each Group Company anticipates that it will employ practices sufficient to ensure its continued compliance (for at least a period of two (2) months following the Completion Date) with all applicable Data Protection Laws.

16.3	So far as the Management Sellers are aware, at no point has there been any unauthorised or unlawful Processing of any Personal Data in respect of which a Group Company is a Controller.
16.4	No Group Company has received:
(a)	any formal written notice from any Authority alleging non-compliance with Data Protection Laws;
(b)

within the six year period (6) immediately prior to Completion any other written complaint from any person alleging that the Processing of Personal Data by, or on behalf of, a Group Company, is unlawful or otherwise non-compliant with Data Protection Laws;

(c)

within the six year period (6) immediately prior to Completion any notice sent from, or on behalf of, any Data Subject, in writing or otherwise, requiring it to amend, rectify or erase any Personal Data or to cease Processing any Personal Data; or

(d)	any notice of any claim or legal action brought by, or on behalf of, any person in respect of any breach of any Data Protection Laws, or any contract regarding the Processing of Personal Data.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

16.5	In each instance in which a Group Company has engaged a Processor to Process Personal Data:
(a)	such Processor has provided sufficient written guarantees confirming that:
(i)	such Processor shall only Process the relevant Personal Data in accordance with the instructions of the relevant Group Company; and
(ii)

such Processor has implemented appropriate technical and organisational security measures to prevent unauthorised or unlawful Processing of Personal Data and protect against accidental loss or destruction of, or damage to, Personal Data; and

(b)	the relevant Group Company has put in place an appropriate written contract with the Processor, in accordance with the requirements of applicable Data Protection Laws.
16.6

No Group Company has transferred, or has instructed or permitted any Processor to transfer, any Personal Data to any recipient located outside the European Economic Area, except in accordance with all applicable Data Protection Laws.

16.7	Folders 6.3, 12 and 14.22 in the Data Room contain complete and accurate copies of:
(a)	all current registrations or notifications required in respect of each Group Company under any Data Protection Laws;
(b)	all Privacy and Data Security Policies currently in force;
(c)	all contracts or agreements between a Group Company and any Processor and/or Controller, including without limitation contracts for data storage, servers, and analytics services; and
(d)

all agreements, or records of adequacy determinations, relating to the transfer of Personal Data to any recipient outside the European Economic Area, and all certifications to and schemes permitting the lawful transfer of Personal Data to such recipients.

16.8

Each of the Group Companies and each Business Product is and has always been since 1 January 2013 in compliance with all contracts, “terms of service,” “terms of use,” or similar arrangements related to the operation of the Business of each of the Group Companies, including contracts relating to the platforms on which Business Products are currently utilised.  There has been no breach of any “terms of service” or “terms of use” agreement of any of the Group Companies by any user.

Business Products

16.9

Document 10.20 in the Data Room contains a complete and accurate list of all Business Products. Document 10.20 sets forth, for each Business Product, (i) the name of the Business Product; (ii) the persons responsible for the development of the Business Product; (iii) the territories in which the Business Product is distributed; (iv) the names of persons with the right to publish the Business Product; and (v) the distribution platforms on which the Group makes the Business Products available.

16.10	There are no advances against royalties made or guarantees owed with respect to any Business Product.
17.	Real Estate
17.1	The information set out in Schedule 6 (Properties) sets forth a true and complete list of each lease or other Contract under which each of the Group Companies is the lessee of, or holds or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

operates, any Properties owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.
17.2

Each of the Properties is in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which it is being put.  All leased Properties are in all material respects in the condition required of such property by the terms of the lease applicable thereto.

17.3

Other than in relation to the Properties, no Group Company is actually or contingently liable in relation to any existing or previously owned, leased, licenced or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such real estate).

17.4

All rents and outgoings, fees and other payments due to all applicable authorities have been paid up‑to‑date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due in respect of the Properties.

17.5

There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use including any dispute or notice from any landlord, notice of eviction request from any landlord or governmental or administrative authority.

17.6	The Properties are free from any Encumbrances as security for indebtedness.
17.7	There are no reasons to expect that material expenditure will be incurred in respect of the Properties (including material repairs/dilapidations costs and service charges).
17.8

All material covenants, conditions and agreements contained in any lease of any Properties, on the part of the landlord and the tenant, have, so far as the Management Sellers are aware, been complied with in all material respects and no notice of breach of any of the tenant’s obligations under any such lease has been received from the landlord by any Group Company and there has been no refusal to accept rent.

17.9	None of the leases or occupation agreements relating to the Properties can be terminated or amended upon a change in the direct or indirect ownership or control of a Group Company.
17.10	No rent reviews and/or rent adjustments under any leases of the Properties are currently outstanding or in process.
18.	Employment
18.1

Complete and accurate particulars of the terms of employment or engagement of all Key Workers and template contracts under which all other Workers are employed or engaged are contained in folders 4.4 and 4.5 and document 4.10 in the Data Room.

18.2

Complete and accurate details of each Worker and the principal terms of their employment or engagement, including their names, job titles, dates of commencement of employment or engagement, company which employs or engages them, type of contract (whether full or part-time or other), dates of birth, notice periods, all remuneration and other benefits actually provided or which each Group Company is bound to provide (including participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, long term disability insurance, life assurance, directors’ and officers’ insurance, redundancy and other benefit schemes, arrangements and understandings (the “Schemes”)) (save in respect of any pension or other retirement benefit schemes, arrangements and understandings as set out in paragraph 19 below), are contained in folders 4.3, 4.4 and 4.5 and document 4.10 in the Data Room.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

18.3	Complete and accurate copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers are contained in folders 4.3, 4.4 and 4.5 of the Data Room.
18.4

The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority in relation to them have been so filed.

18.5

There are no terms and conditions in any contract with any Worker, and no commitment has been made (whether or not legally binding) to any Worker, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such Worker to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction contemplated by this Agreement.

18.6	All Workers in the relevant jurisdiction of each Group Company are legally entitled to work in, and have complied with the local asylum and immigration requirements in the relevant jurisdiction.
18.7

Each Group Company is in compliance with all labor, social security, health, hygiene and work safety, and welfare laws in the relevant jurisdiction, and each Group Company has:  (a) timely made all filings, declared full payments and taken all actions required to be made or taken under applicable labor, social security, health, hygiene, work safety and safety, and welfare laws and regulations; and (b) has fully and timely paid all labor, social security and welfare charges, contributions, premiums, duties, taxes and any related payments due under such laws and regulations.  No Group Company has received any written complaint or claim with respect to any applicable labor, social security, health, hygiene, work safety and safety and welfare laws in relation to an employee of any Group Company.

18.8

Each Group Company has duly and timely declared and paid all accrued legal and contractual rights and entitlements, including but not limited to salaries, wages, fees and other salary related payments and benefits together with all related payments to SSI or other relevant governmental authorities, various related social and retirement contributions, holiday pay, overtime pay, bonuses, premiums, payments for national, general or weekly holidays and applicable indemnities of any kind whatsoever, including severance and notice pay of the employees.

18.9

The terms of employment or engagement of all Workers are such that their employment or engagement may be terminated by not more than three (3) months’ notice given at any time without liability for any payment including by way of compensation or damages (except for any compensation under any applicable statutory regime in the relevant jurisdiction).

18.10

Since the Accounts Date, no Group Company has made, announced or proposed any material changes to the salary or benefits of or any bonus to any Workers and no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation.

18.11

There are no Change of Control Payments owed by a Group Company to the Group’s employees, contractors, Workers or Management Sellers (which remain unpaid as at the Completion Date) that become due and payable in connection with the transactions contemplated by this Agreement.

18.12

There are no amounts owing from, or agreed to be loaned or advanced by any Group Company to, any Workers (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

18.13	There have been no disciplinary and grievance matters in relation to the Workers within the last twelve (12) months.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

18.14	Since the Accounts Date, no Worker has given or received notice to terminate his employment or engagement.
18.15	There is no Worker on secondment, career break, maternity, paternity, adoption, long term sick leave due to ill health or disability, or leave for any other reason (excluding normal holiday leave).
18.16	None of the Key Workers is bound by any non compete agreements with third parties that may affect their working conditions or the business of any Group Company.
18.17

There are no outstanding offers of employment or engagement by any Group Company to any person who would become a Worker and no person has accepted such an offer but not yet taken up the position accepted.

18.18	There are no indemnities in place by any Group Company for the benefit of any Group Company’s directors in respect of third party proceedings.
18.19

Full details of all severance payments and awards for compensation or orders for reinstatement or re engagement made against each Group Company in respect of current or past Workers in the last two (2) years are contained in document 4.11 in the Data Room.

18.20

No Group Company has made any redundancy payment in excess of the statutory redundancy entitlement to any Worker or former Worker in the last two (2) years, and there is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy.

18.21

All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

18.22

There is no trade union, works council, whether national or cross-border, staff association or other body recognised by any Group Company for the purposes of representing any Workers, and no requests or proposals to establish any such body received or made within the last two (2) years.

18.23

Within the two (2) years preceding the date hereof no Group Company has been engaged or involved in any trade dispute with any Worker, trade union, works council, staff association or any other body representing Workers.

18.24	No complaints, recommendations, investigations or claims relating to health and safety issues have been made or carried out in the last two (2) years in relation to any Group Company.
18.25

Each Group Company has complied in all material respects with all relevant provisions of treaties, directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers or the relations between a Group Company and any body representing Workers.

18.26	No Group Company has within the eighteen (18) months preceding the date hereof entered into any agreement which involved or may involve the automatic transfer of staff by operation of law.
18.27

No Group Company has outsourced the management or operation of its business or any part thereof to a service provider such that the employees of the relevant service provider would be considered as the employees of the relevant Group Company or there may be an automatic transfer of staff by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

19.	Pensions

For the purposes of this paragraph 19, the following expressions shall have the following meanings:

“Defined Contribution Plan” means a plan that provides for an individual account for each participant and for Pension Benefits based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account;

“Disclosed Plan” means the group personal pension arrangement provided by Aviva, with policy number TK080414;

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death or reaching a particular age, illness or disability, or in similar circumstances; and

“Worker” means a current or former employee or a current or former director or other officer of any Group Company.

19.1

Other than the Disclosed Plan, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of a Worker or a Worker’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits (including those provided under the Disclosed Plan) other than pursuant to the Disclosed Plan.

19.2

All material details of the Disclosed Plan are contained in folder 4.13 of the Data Room, including all policies of insurance, membership data and details of the rates and amounts of contributions payable by any Group Company to the Disclosed Plan.

19.3	The Disclosed Plan is a Defined Contribution Plan.
19.4

The Disclosed Plan is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable governmental authority in the relevant jurisdiction, in order to obtain tax approved, favoured or qualified status in such jurisdiction, has been so approved, qualified or registered and, so far as the Management Sellers are aware, no act or omission has occurred which may cause such approved, qualified or registered status to be withdrawn.

19.5

So far as the Management Sellers are aware, the Disclosed Plan has been operated at all times in accordance with their governing documents and in compliance with all applicable laws and regulatory requirements.

19.6

There are not outstanding contributions, costs (including levies) or expenses payable by any Group Company in respect of the Disclosed Plans and no Group Company has any other monetary obligations (including actuarial, consultancy, legal or other fees) to or in respect of the Disclosed Plans.

19.7

No claim has been made or threatened against any Group Company or the trustees or administrators of any of the Disclosed Plans, or against any person whom any Group Company is or may be liable to indemnify or compensate, in connection with any of the Disclosed Plans (other than routine claims for benefits), nor so far as the Management Sellers are aware are there any circumstances which may give rise to any such claim.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

20.	Competition
20.1

No Group Company is or has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(a)	is or was in breach of any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;
(b)

is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(c)

is or has been during the past two (2) years the subject of any complaint, proceedings, or threat of complaint or proceedings, by any third party concerning any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;

(d)

is or has been during the past two (2) years the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;

(e)

is or was otherwise registrable, notifiable, unenforceable or void or which renders a Group Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

20.2

No Group Company has given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Group Company, or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which any Group Company is permitted to conduct any of the Business.

20.3

No Group Company has received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

21.	Taxation
21.1

All liabilities of each Group Company for Tax as at the Accounts Date are provided for in the Accounts in accordance with Applicable Accounting Standards and all Tax for which each Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and each Group Company has made all such withholdings and deductions that it was obliged to make and has accounted in full to the appropriate authority for all amounts so withheld or deducted.

21.2	Each Group Company has maintained all records in relation to Tax which it is required to maintain, in accordance with any applicable legal requirements.
21.3

No Group Company is involved in any dispute in relation to Tax with any Taxation Authority and, so far as the Management Sellers are aware, there are no circumstances existing which make it likely that such a dispute will arise.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

21.4	No Group Company has received any notice from any Taxation Authority which required or will require any Group Company to withhold Tax from any payment made since the Accounts Date.
21.5

All returns to be submitted, all information required by law to be supplied and all notices and payments required by law to be made by each Group Company in each case for the purposes of Taxation have been duly submitted, supplied or made to the relevant Taxation Authority, and there is not, and so far as the Management Sellers are aware there is not likely to be, any dispute or enquiry in respect of any of them with any Taxation Authority as at the date of this Agreement.

21.6

No Group Company has paid or become liable to pay, nor, so far as the Management Sellers are aware, are there any circumstances by virtue of which any Group Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

21.7

The amount of Tax chargeable on each Group Company during any accounting period ending on or within the 6 (six)  years before the Accounts Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

21.8

No Group Company has been the subject of an investigation, audit or visit by any Taxation Authority and, so far as the Management Sellers are aware, there are no circumstances existing which make it likely that such an investigation, audit or visit will be made.

21.9

No Group Company is, nor could it become, liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by any Group Company.

21.10

No Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax or which contain any step or steps which have no commercial purpose.

21.11

Each Group Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant value added or turnover tax applicable in any relevant jurisdiction and has never been treated as a member of a group for such value added or turnover tax.

21.12	Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax in any relevant jurisdiction.
21.13	Each Group Company is resident for Taxation purposes solely in the jurisdiction in which it is incorporated and no Group Company is or has ever been liable for Tax in any other jurisdiction.
21.14

No Group Company is a party to any transaction or arrangement the terms of which are any different from terms that would exist were the transaction to be entered into by two unconnected parties dealing at “arm’s length” between independent enterprises.

21.15

All documents in the possession or under the control of a Group Company to which a Group Company is a party and which attract stamp duty or other transfer Taxes have been duly stamped or otherwise paid.

21.16	Neither the entering into this Agreement nor Completion will result in the withdrawal of any relief from Tax granted on or before Completion which will affect a Group Company.
21.17	So far as the Management Sellers are aware, the persons treated by each Group Company for taxation and social security purposes as employees correctly include all persons who should be so treated.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5

Sellers’ Limitations on Liability

1.	Limitations on Quantum
1.1	The liability of the Sellers:
(a)

in respect of any Warranty Claim shall not arise unless and until the amount of all Warranty Claims for which they would, in the absence of this provision be liable, exceeds US$2,500,000.00 (two million and five hundred thousand dollars), in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess; and

(b)	shall not:
(i)

in the case of a Fundamental Warranty Claim exceed the aggregate Consideration paid to the Sellers, on the basis that the maximum aggregate liability of any individual Seller in respect of all such Claims shall not exceed the amount of Consideration actually received by such Seller; and

(ii)	in the case of a Management Warranty Claim or Tax Claim exceed an amount equal to the Escrow Amount.
1.2

In respect of a claim against the Sellers under this Agreement for breach of any of the  Management Warranties or to satisfy any Tax Claims, the Purchaser’s sole recourse shall be to recover such amount from the Escrow Amount and the Purchaser shall be entitled to claim and deduct the entire amount of such Claim from the Escrow Amount only. If the amount standing to the credit of the Escrow Account is insufficient to satisfy such Claim in full, the Purchaser shall have no further recourse against any of the Sellers in respect of such Claim. Subject  to the terms of paragraph 2, Part 2 of Schedule 8, if the final Adjustment Payment is to be made by the Sellers to the Purchaser and is equal to or below the US$100,000 threshold set out in paragraph 2, Part 2 of Schedule 8, then the Sellers shall be entitled to use funds from the Escrow Account to make such Adjustment Payment in accordance with paragraph 2, Part 2 of Schedule 8.

1.3

In respect of a claim against any of the Sellers under this Agreement for breach of any of the Fundamental Warranties set out in paragraphs 1.1 to 1.4 and 2.1 of Part 1 of Schedule 4, the Purchaser shall only be entitled to claim the entire amount of such claim from the Seller who breached the relevant Fundamental Warranty.

1.4

In respect of a claim against the Sellers under this Agreement for breach of any of the Fundamental Warranties set out in paragraphs 2.2 to 2.7 of Part 1 of Schedule 4, the Purchaser shall be entitled to claim the entire amount of such claim from (a) first, the Escrow Amount; and (b) second, to the extent that the amount standing to the credit of the Escrow Account is insufficient to satisfy such Claim in full, from the Sellers, subject always to paragraph 1.1(b) above and provided that each Seller shall not be liable for more than his Pro Rata Portion of the aggregate amount settled or determined in favour of the Purchaser in respect of such Claim.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.	Time Limits

The Sellers shall not be liable in respect of a Claim unless written notice of the matter giving rise to the Claim setting out reasonable details of the Claim and so far as then known to the Purchaser is given by or on behalf of the Purchaser to the Sellers or the Sellers’ Representative:

2.1	in the case of a Fundamental Warranty Claim by no later than fifteen (15) months from the Completion Date;
2.2	in the case of a Management Warranty Claim or a Tax Claim by no later than eighteen (18) months from the Completion Date,

provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice being given to the Sellers or to the Sellers’ Representative, except that the Seller shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability, save that the fact that the liability may not become an actual liability by the relevant date in this paragraph 2 of this Schedule 5 shall not exonerate or release any of the Sellers from liability in respect of any Claim properly notified before that date.

3.	Conduct of Claims
3.1

If any member of the Purchaser’s Group becomes aware of any claim or potential claim against it by another person or any claim which any Group Company is entitled to bring against another person, in each case, which is reasonably likely to lead to a Claim other than a Tax Covenant Claim (a “Third Party Claim”), the Purchaser shall and shall procure that each relevant member of the Purchaser’s Group shall:

(a)	shall notify the Sellers’ Representative in writing of such Third Party Claim;
(b)

make no admission of liability or settle or compromise the Third Party Claim without prior consultation with the Sellers’ Representative (which shall involve taking into account the reasonable comments of the Sellers’ Representative); and

(c)

for the duration of the Third Party Claim provide the Sellers’ Representative and its respective Agents with such information relating to the Third Party Claim as they may reasonably request (including reasonable access to premises and personnel on reasonable notice);

provided that at all times the Purchaser shall have the ultimate right to conduct and/or settle any Third Party Claims provided that the Purchaser takes into account its mitigation obligations under paragraph 6 of this Schedule 5 and complies with its obligations under this 3.1. If the Purchaser settles any Third Party Claims, such settlement shall not be dispositive of any Claim arising in relation to the same facts, matters, events or circumstances giving rise to such Third Party Claim.

4.	No Double Recovery

The Purchaser shall be entitled to bring more than one Claim arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage or deficiency, irrespective of whether it gives rise to more than one Claim.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.	Other limitations
5.1	The Sellers shall not be liable for any Warranty Claim (other than a Tax Warranty Claim) if, and to the extent that:
(a)	a liability arises or is increased as a result of any voluntary act or deliberate omission of the Purchaser (or any persons deriving title from it) or a Group Company after Completion other than:
(i)	pursuant to a legally binding obligation entered into by a Group Company before Completion; or
(ii)	in the ordinary course of business; or
(iii)	in order to comply with any law; or
(iv)	at the written request of or with the written consent of the Sellers’ Representative;
(b)

a specific allowance, provision or reserve in respect of any liability the subject of the Claim was made or taken into account, or payment or discharge of which was taken into account, in or in preparing the Accounts, the Management Accounts or the Completion Accounts;

(c)	it is attributable to
(i)	a change in the law (whether retrospectively or not); or
(ii)

any change after Completion in the bases upon which the accounts of any Group Company are prepared or any change in accounting or taxation practice, policies or principles (save for any such change which is required under applicable law); or;

(d)	it arises or is increased by a failure of the Purchaser to comply with its obligations under this Agreement; or
(e)	has been compensated for without cost to the Purchaser or any Group Company.
5.2

If the subject matter of the Warranty Claim is capable of remedy, the Sellers shall not be liable for the Claim if the breach or default is remedied by them (in their capacity as Sellers but not as agents of the Company) to the reasonable satisfaction of the Purchaser within 30 days of receipt by them of the notification of the Claim pursuant to paragraph 2 of this Schedule 6.

5.3

If the Sellers make any payment to the Purchaser or any Group Company, or any part of the Escrow Amount is released to the Purchaser, in each case, in relation to any Warranty Claim and the Purchaser or any Group Company subsequently receives from a third party any sum of funds which would not have been received but for the circumstances giving rise to the subject matter of that Claim, the Purchaser shall, once it or the Group has received such funds, immediately repay or procure the repayment to the Sellers of either:

(a)	the amount of such receipt (after deducting an amount equal to the costs of the Purchaser or the Group incurred in recovering such receipt and any Taxation payable on it); or if lesser;
(b)	the amount paid by the Sellers or the amount of the Escrow Amount released to the Purchaser

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

together with any interest paid to the Purchaser or any Group Company in respect of such amount.

6.	Duty to Mitigate

Nothing in this Schedule 5 shall restrict or limit the Purchaser’s obligation at law to mitigate any loss or damage which it may incur as a result of a fact, matter, event or circumstance giving rise to a Warranty Claim.

7.	Exclusion of Sellers’ Limitations

Nothing in this Schedule 5 applies to a Claim that arises or is delayed as a result of any fraud, intentional misrepresentation or wilful breach by any of the Sellers or any of their respective Agents.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 6

Properties

Lease Document	Address	Rent	Lease Start Date	Initial Term
Rental Contract	Turgut Ozal Bulvari No. 35, Maltepe, Istanbul, Turkey	[***] TL per month	15 March 2015	2 years
Rental Contract	[***]	[***] TL per month	15 August 2017	1 year
Rental Contract	[***]	[***] TL per month	15 January 2018	1 year
Lease	Part Ground Floor, Unit G1, Block A (North), The Aircraft Factory, 100 Cambridge Grove, Hammersmith, London W6 0LE	£[***] per annum, paid quarterly	11 November 2016	5 years

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 7

Completion Accounts

Part 1
Rules for Preparation of Completion Accounts

1.1	The Completion Accounts shall:
(a)	be prepared:
(i)	as at 11:59 p.m. (London time) on the Completion Date (the “Relevant Time”);
(ii)	on the basis of adequate books and records of the Group; and
(iii)	in accordance with this Part 1 (Rules for Preparation of Completion Accounts) of this Schedule 7;
(b)	comprise:
(i)

an unaudited balance sheet of the Company and an unaudited balance sheet of the Subsidiary and a consolidated, unaudited balance sheet of the Group, as at the Relevant Time substantially in the same form as the balance sheet contained in the Management Accounts as at 30 April 2018;

(ii)

an unaudited profit and loss account of the Company and an unaudited profit and loss account of the Subsidiary, and a consolidated profit and loss account of the Group prepared in respect of the period from the last month-end date to the Relevant Time, substantially in the same form as the profit and loss account contained in the Management Accounts for the period 1 April 2018 to 30 April 2018; and

(iii)	a completion statement specifying:
(A)	Actual Cash;
(B)	Actual Debt;
(C)	Actual Accounts Payable; and
(D)	Actual Accounts Receivable,

in each case, as at the Relevant Time.

(c)

subject, where applicable, to the remaining provisions of this Part 1 (Rules for Preparation of Completion Accounts) of this Schedule 7, be prepared and determined, and the items and amounts to be included in them shall be identified and calculated, in the following order of precedence:

(i)	first, by applying the specific accounting treatments set out in Part 2 (Specific Accounting Treatments) of this Schedule 7;
(ii)

second, when an item is not covered by the specific accounting treatments referred to in paragraph 1.1(c)(i), by applying the accounting principles, policies and practices which were applied in the preparation of the Accounts (including in relation to the exercise of accounting discretion or judgment) to

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the extent that such accounting principles, policies and practices complied with the Applicable Accounting Standards; and
(iii)

third, when an item is not covered by the specific accounting treatments or principles, policies and procedures referred to in paragraphs 1.1(c)(i) and (ii), by applying the Applicable Accounting Standards as at the Relevant Time.

Part 2
Specific Accounting Treatments

1.1	The following specific accounting treatments shall apply to the preparation of the Completion Accounts:
(a)	The Merge Dragon Payment and the [***] shall be included as part of Accounts Payable.
(b)	Any Transaction Expenses invoiced to the Sellers and/or which are discharged by the Sellers (or the Paying Agent on behalf of the Sellers) shall not be included in Accounts Payable.
2.1	The Completion Accounts shall be prepared:
(a)	as if the date to which they are made up is the last day of a financial year;
(b)

so as to exclude any and all effects of this Agreement and the transactions contemplated under this Agreement, including the effect of the change of control and ownership of the Group, and the Completion Accounts shall not re‑appraise the value of any of the assets of the Group Companies resulting from such change of control and ownership or any related changes to the business of the Group Companies, save as expressly provided in this Schedule 7 (Completion Accounts);

(c)	so as to exclude the costs incurred in relation to this Agreement (including the costs of the preparation, delivery, review and resolution of the Completion Accounts);
(d)

so as to take account of no events or information arising or received following Completion Date, and on the basis that the Completion Accounts reflect the position of the Group Companies as at the Completion Date and shall exclude the effects of any post‑Completion reorganisations or other post‑Completion actions, intentions or obligations of the Purchaser;

(e)	on a going concern basis;
(f)

on a consolidated basis so as to aggregate the relevant balance sheet accounts of all Group Companies and fully reconcile and eliminate all payables and receivables between any Group Company and any other Group Company.

3.1	In determining the Actual Cash, Actual Debt, Actual Accounts Receivable and Actual Accounts Payable no amount shall be double counted.

Part 3
Preparation, Delivery and Agreement

1.	Process
1.1

As soon as reasonably practicable following Completion and in any event within thirty (30) Business Days of the Completion Date, the Purchaser shall prepare or procure the preparation of the draft Completion Accounts in accordance with the provisions of Part 1 of this

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 7 (Rules for Preparation of Completion Accounts) (the “Draft Completion Accounts”) and deliver the same to the Sellers’ Representative.
1.2	Within ten (10) Business Days of receipt from the Purchaser of the Draft Completion Accounts, the Sellers’ Representative shall either:
(a)	confirm to the Purchaser in writing its acceptance of the Draft Completion Accounts; or
(b)

notify the Purchaser in writing of its non‑acceptance of the Draft Completion Accounts (a “Non‑Acceptance Notice”), together with full written details of each matter disputed and of its proposed modifications.

1.3

If the Sellers’ Representative serves a Non‑Acceptance Notice pursuant to paragraph 1.2, the Purchaser and the Sellers’ Representative shall use all reasonable endeavours to meet and discuss the objections of the Seller and to agree the adjustments (if any) required to be made to the draft Completion Accounts within fifteen (15) Business Days after the Purchaser receives the Non‑Acceptance Notice.

1.4

If the Sellers’ Representative confirms its acceptance of the Draft Completion Accounts (either as originally submitted to it or with such modifications as the Purchaser and the Sellers’ Representative agree) or fails to notify the Purchaser of its non‑acceptance in accordance with paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 7, the Draft Completion Accounts (incorporating any modifications agreed in writing) shall constitute the Completion Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

2.	Disputes
2.1

If the Purchaser and the Sellers are unable to agree the Draft Completion Accounts within fifteen (15) Business Days of the Purchaser’s receipt of the Seller Representative’s Non‑Acceptance Notice, the disputed matters may be referred for determination by either Party to PricewaterhouseCoopers or, if PricewaterhouseCoopers is unable or unwilling to act, an independent reputable firm of accountants of international standing to be agreed by the Purchaser and the Sellers’ Representative in writing or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”) on the application of either the Purchaser or Sellers’ Representative.

2.2	The following provisions shall apply in relation to the Expert:
(a)

within ten (10) Business Days of the Expert’s appointment, the Sellers and the Purchaser shall each prepare a statement in writing on the disputed matters which (together with the relevant supporting documents) shall be submitted to the Expert and simultaneously copied to the other Party;

(b)

each of the Sellers as a whole and the Purchaser shall be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than five (5) Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;

(c)	in making its decision in relation to the dispute, the Expert shall be directed to apply:
(i)	the provisions of this Schedule 7 (Completion Accounts); and
(ii)	subject to paragraph 2.2(c)(i) above, such terms of reference as are submitted jointly to it by the Parties in writing any time prior to its final decision in relation to the dispute;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d)

in giving its determination, the Expert shall state what adjustments (if any) are necessary to the Draft Completion Accounts in relation to the disputed matters in order to correct them for the purposes of this Agreement;

(e)

the Expert shall be requested to notify the Purchaser and the Sellers of its decision within thirty (30) Business Days of its appointment pursuant to this Schedule 7 (Completion Accounts), or such longer reasonable period as it may determine;

(f)	the Expert shall act as an expert (and not as an arbitrator) in making its determination; and
(g)

the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Draft Completion Accounts which, as adjusted in the manner which the Expert has determined is necessary, shall constitute the Completion Accounts for the purposes of this Agreement.

3.	Access to Information and Costs
3.1	Each Party shall bear its own costs in connection with the Completion Accounts, save that the fees and costs of any Expert shall be borne equally by the Purchaser and the Sellers.
3.2

The Purchaser and the Sellers shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 2.1 of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 7, with reasonable access (at reasonable times) to all information relating to the operations of the Group in their respective possession or control, including to all books, records (and the right to take copies, including electronic copies), employees and other personnel, and give all assistance requested, as may in each case be reasonably be required in order for the Purchaser, the Sellers or the Expert (as the case may be) to prepare, review, make submissions in relation to or determine the Completion Accounts.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 8Post Completion Financial Adjustments

Part 1

1.

When the Completion Accounts have been agreed or determined in accordance with Schedule 7 (Completion Accounts), the payments set out in this Part 1 shall be made in accordance with Part 2 (Settlement of Adjustments) of this Schedule 8.

Cash

2.	If the Actual Cash:
2.1	is greater than the Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
2.2	is less than the Estimated Cash, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Debt

3.	If the Actual Debt:
3.1	is less than the Estimated Debt, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
3.2	is greater than the Estimated Debt, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Accounts Receivable

4.	If the Actual Accounts Receivable:
4.1	is greater than the Estimated Accounts Receivable, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
4.2	is less than the Estimated Accounts Receivable, then the Sellers shall pay an amount equal to the difference to the Purchaser.

Accounts Payable

5.	If the Actual Accounts Payable:
5.1	is less than the Estimated Accounts Payable, then the Purchaser shall pay an amount equal to the difference to the Sellers; or
5.2	is greater than the Estimated Accounts Payable, then the Sellers shall pay an amount equal to the difference to the Purchaser.

6.	Any amount that is payable pursuant to this Schedule 8 shall be paid in US$.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Part 2

Settlement of Adjustments

1.

The Purchaser and the Sellers agree that the sums that each is respectively obliged to pay pursuant to Part 1 (Adjustments) of this Schedule 8 shall be aggregated and set off against each other. Whichever of the Purchaser or Sellers is then left with any payment obligation thereunder shall make such aggregated payment to the other Party (the “Adjustment Payment”) within ten (10) Business Days of the date on which the Completion Accounts are agreed or determined pursuant to Schedule 7 (Completion Accounts) and in accordance with Clause 25 (Payments).

2.

If the final Adjustment Payment is to be made by the Sellers to the Purchaser and such final Adjustment Payment is an amount less than or equal to US$100,000 (one hundred thousand US dollars), then such final Adjustment Payment can be paid from the Sellers to the Purchaser from the Escrow Account. If, however, the final Adjustment Payment is to be made by the Sellers to the Purchaser and such final Adjustment Payment is an amount greater than US$100,000 (one hundred thousand US dollars), then such final Adjustment Payment shall be payable directly from the Sellers and not from the Escrow Account. If the final Adjustment Payment due from the Sellers to the Purchaser is not satisfied in full by a release from the Escrow Account, the shortfall shall be borne by the Sellers in their Pro Rata Portions.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 9

Deferred Consideration

Part 1
Accounting Treatment

1.	The Sellers and the Purchaser agree that:
1.1.

the Deferred Consideration Accounts shall be prepared based on the Group's accounting records in a manner consistent with the Purchaser’s internal management reporting of the Group for the relevant Deferred Consideration Period, as adjusted in accordance with this Schedule 9 (Deferred Consideration);

1.2.

the Purchaser shall comply with and shall procure that the Group complies with, the provisions of Part 2 of this Schedule 9 (Deferred Consideration) in relation to certain protections afforded to the Sellers; and

1.3.	Group Bookings and EBITDA shall be determined from the Deferred Consideration Accounts for the relevant Deferred Consideration Period.
2.

The Deferred Consideration Accounts shall be prepared and determined on the basis of the properly prepared books and records of the Group, and the items and amounts to be included in them shall be identified and calculated, in the following order of precedence:

2.1.	first, by applying the specific accounting treatments set out in Part 3 (Specific Accounting Treatments) of this Schedule 9;
2.2.

second, when an item is not covered by the specific accounting treatments referred to in paragraph 2.1, by applying the accounting principles, policies and practices in a manner consistent with the Purchaser’s internal management reporting of the Group; and

2.3.

third, when an item is not covered by the specific accounting treatments or principles, policies and procedures referred to in paragraphs 1.1(c)(i) and (ii), by applying the US GAAP in force as at the last day of the relevant Deferred Consideration Period.

Part 2
Deferred Consideration Protections

3.	EBITDA Acknowledgement
3.1

The Parties acknowledge that the Management Sellers and the Group’s management team will be entitled to devote substantial time and attention to, and have day-to-day control of, the business of the Group from Completion to the end of the Third Deferred Consideration Period in order to achieve the intended benefits of the transactions contemplated by this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4.	Purchaser’s Undertakings and Party Acknowledgements
4.1

The Purchaser undertakes to the Sellers that it shall procure that the business of the Group shall from Completion to the end of the Third Deferred Consideration Period be continued in the ordinary course as that business was carried on prior to the date of this Agreement and the Parties further acknowledge and agree that the Purchaser’s business conduct shall in all respects be subject to the prudent business judgment of the Purchaser’s board of directors and management in discharging their fiduciary obligations to act in the best interests of the Purchaser’s stockholders in the business and operations of the Purchaser (including its subsidiaries), taken as a whole.

4.2

The Purchaser shall not permit any member of the Purchaser’s Group to do anything, the sole or main purpose of which is to frustrate or interfere with the Sellers’ ability to achieve the Deferred Consideration.

4.3	The Purchaser shall, to the extent that it is capable of doing so (unless it has the prior written consent of the Management Sellers):
(a)

without prejudice to the Purchaser’s right to dismiss a Management Seller for a Cause Event, procure that the Management Sellers have primary responsibility for the day to day running and management of the operations of the Group, subject to (i) the overall direction of the Group by the Purchaser’s Group (as contemplated in paragraph 4.1, Part 2 of this Schedule 9), (ii) an annual business plan to be mutually agreed between the Purchaser and the Management Sellers (with each Party’s consent to such plan not to be unreasonably conditioned or withheld), provided that if the Purchaser and Management Sellers are unable to mutually agree on an annual business plan prior to the commencement of an applicable Deferred Consideration Period, then the business plan applicable to the prior Deferred Consideration Period shall represent the business plan for such future Deferred Consideration Period with a five per cent. (5%) increase in Group operating expenses and Group Bookings, and (iii) any determination by the Purchaser, in its reasonable judgment, that any content within a Business Product is offensive, immoral or unethical;

(b)

maintain sufficient working capital in each Group Company to allow such Group Company to operate in a manner consistent with such Group Company’s ordinary course of operations, including the annual business plan referred to in paragraph (a) above;

(c)	not transfer or issue any ownership interest in a Group Company to any person other than a, direct or indirect, wholly-owned subsidiary of the Purchaser;
(d)	procure that neither Group Company enters into any agreement that is not at arm’s length (except with another Group Company);

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(e)	procure that the Group does not terminate any future or existing contracts providing revenue to the Group;
(f)	procure that the Group does not engage in a new line of business;
(g)	procure that none of the Management Sellers shall be diverted or inhibited from spending a substantial portion of their working time on the business and affairs of the Group;
(h)	procure that no employee of the Group will be dismissed or removed as an employee of the Group (unless such dismissal or removal is for a Cause Event, in which case no consent shall be required);
(i)	procure that no Group Company declares or pays any dividend or redeems any of its shares;
(j)	procure that no Group Company grants stock options or other equity interests in its capital to any person other than a, direct or indirect, wholly owned subsidiary of the Purchaser;
(k)	procure that no Group Company makes material capital expenditures;
(l)	procure that no Group Company incurs or guarantees indebtedness in excess of $1,000,000;
(m)	procure that no Group Company is dissolved or liquidated (unless the successor company is also a Group Company); and
(n)	procure that no Group Company disposes of or exclusively licences any material asset.
5.	For the avoidance of doubt, the obligations set out in this Schedule 9 (Deferred Consideration) shall apply only to the operations of the Group Companies.
6.

If the Management Sellers in the performance of their duties as employees of the Group wilfully or recklessly undertake any action or fail to take any action which they know would result in the Purchaser being in breach of any of the provisions of this Schedule 9 (Deferred Consideration), the Purchaser shall be deemed not to have breached the relevant provisions of this Schedule 9 (Deferred Consideration) and the Sellers shall have no right to bring any claims for breach of contract or otherwise in respect of such breach.

7.	References in this Schedule 9 (Deferred Consideration) to “Management Seller” shall apply only to the extent that a Management Seller remains employed by a Group Company.
8.

In the event that any of the Sellers, acting in good faith, reasonably believe that the Purchaser or any member of the Purchaser’s Group has breached any of its obligations under this Schedule 9 (“Trigger Event”), then the Sellers’ Representative shall be entitled to serve a written notice (a “Breach Notice”) on the Purchaser, which notice shall set forth (on the basis of the information available to the Sellers’

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Representative at the time he gives such Breach Notice, having made reasonable efforts to obtain any information necessary to allow such Seller to fairly and properly consider whether a breach by a member of the Purchaser’s Group had occurred) the nature of the Trigger Event and what, in the reasonable opinion of the Sellers, the effect of the Trigger Event is likely to be on the Deferred Consideration payable under this Agreement.

9.

As soon as possible following the service of a Breach Notice (and in any event no later than 10 Business Days following such service), the Sellers’ Representative and the Chief Executive Officer of the Purchaser shall discuss directly the Trigger Event and the extent to which the Trigger Event is likely to reduce the Deferred Consideration (if at all) and shall attempt to agree in good faith an adjustment to the basis on which the Deferred Consideration is calculated or such other variation to the terms of this Agreement so as to put the Sellers in the position, to the extent possible, they would have been in had such Trigger Event not occurred. This paragraph 9 of this Part 2 of Schedule 9 shall be without prejudice to (a) any other claim or remedy which the Sellers may have against the Purchaser in relation to the Trigger Event; and (b) the Purchaser’s obligation to pay the Deferred Consideration in accordance with Clause 4 and this Schedule 9, in each case, save to the extent that the Sellers’ Representative and the Chief Executive Officer of the Purchaser agree a resolution in relation to the Trigger Event in writing which waives such claim or remedy or varies the Purchaser’s obligations under Clause 4 and this Schedule 9.

Part 3
Preparation, Delivery and Agreement of Deferred Consideration Accounts

Specific Accounting Treatments

The following specific accounting treatments shall apply to the preparation of the Deferred Consideration Accounts and the determination of EBITDA, EBITDA Margin and Group Bookings in each Deferred Consideration Period:

1.	For the purposes of calculating Group Bookings, the Group's revenue shall exclude any US GAAP deferrals.
2.

EBITDA shall be calculated before bringing into account any of the following items and without double counting and so that, to the extent any of the following have been charged, expensed or deducted in computing such earnings they shall be added back and to the extent any of the following have been taken into account therein they shall be deducted:

(a)

no account shall be taken of any management charges or expenses (or charges of a similar nature) of the Purchaser or any member of the Purchaser’s Group to the extent that they do not relate to bona fide services rendered on an arm’s length basis and actually used by a Group Company;

(b)	all fees, costs and expenses incurred by any Group Company in connection with the transactions contemplated by the Transaction Documents shall be added back to EBITDA;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c)	the expenses relating to any integration work to be performed by any Group Company following Completion shall be added back to EBITDA or borne by the Purchaser directly;
(d)

the revenue and costs relating to any intra-group transaction between a Group Company and the Purchaser or any member of the Purchaser’s Group shall be as agreed in writing by the Purchaser and the Sellers’ Representative prior to such intra-group transaction being performed; and

(e)

the relevant proportion of the fees and expenses of the Purchaser’s Group’s auditors in performing the consolidated audit of the Purchaser’s Group for any financial period which are allocated to a Group Company shall be added back to EBITDA.

Process

3.	As soon as reasonably practicable and no later than 30 Business Days following the end of the relevant Deferred Consideration Period, the Purchaser shall
3.1.

prepare a draft of the Deferred Consideration Accounts in accordance with the provisions of this Schedule 9 (Deferred Consideration) (the “Draft Deferred Consideration Accounts”) and deliver the same to the Seller Representative; and

3.2.	procure that draft statements of the EBITDA, EBITDA Margin and Group Bookings are prepared and delivered to the Sellers’ Representative.
4.	Within twenty (20) Business Days of receipt from the Purchaser of the Draft Deferred Consideration Accounts, the Sellers’ Representative shall either:
4.1.	confirm to the Purchaser, in writing, its acceptance of the Draft Deferred Consideration Accounts; or
4.2.	notify the Purchaser, in writing, of its non-acceptance of the Draft Deferred Consideration Accounts, together with written details of each matter disputed and of its proposed modifications.
5.

If the Sellers’ Representative confirms its acceptance of the Draft Deferred Consideration Accounts (either as originally submitted to it or with such modifications as the Parties agree) or fails to notify the Purchasers of its non-acceptance in accordance with paragraph 4.2 of this Part 3, then the Draft Deferred Consideration Accounts shall constitute the Deferred Consideration Accounts for the purposes of this Agreement, which shall be final and binding on the Parties.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Disputes

6.

If the Sellers’ Representative notifies the Purchaser of its non-acceptance of the Draft Deferred Consideration Accounts, the matters in dispute shall first be discussed by the Sellers’ Representative and the Chief Executive Officer or the Chief Financial Officer of the Purchaser, who will attempt to resolve the matters in dispute in good faith.

7.

If the Purchaser (acting by the Chief Executive Officer or the Chief Financial Officer of the Purchaser) and the Sellers’ Representative are unable to agree the Draft Deferred Consideration Accounts within 10 Business Days of the Sellers’ Representative’s notification of non-acceptance to the Purchaser in accordance with paragraph 4.2 of this Part 3:

7.1.

the matters in dispute may be referred for determination by either Party to PricewaterhouseCoopers or, if PricewaterhouseCoopers is unable or unwilling to act, an independent reputable firm of accountants of international standing to be agreed by the Purchaser and the Sellers’ Representative in writing or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Independent Accountant”) upon the application of either the Purchaser or the Sellers’ Representative;

7.2.	in making its decision in relation to the dispute, the Independent Accountant shall be directed to:
(a)	act as an independent expert and not as an arbitrator;
(b)	apply:
(i)	the relevant provisions of this Schedule 9 (Deferred Consideration);
(ii)

subject to paragraph 7.2(b)(i) of this Part 3 of this Schedule 9 (Deferred Consideration), such terms of reference as are submitted jointly to it by the Parties in writing at any time prior to its final decision in relation to the dispute; and

(c)

notify the Purchaser and the Sellers’ Representative of its decision within 20 Business Days of its appointment pursuant to Part 3 of this Schedule 9 (Deferred Consideration), or such longer reasonable period as it may determine.

7.3.	the decision of the Independent Accountant shall, in the absence of manifest error or fraud:
(a)	be final and binding on the Parties; and
(b)

be applied to the Draft Deferred Consideration Accounts which, subject to such adjustments (if any) as the Independent Accountant has determined are necessary (acting in accordance with this paragraph 6)

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

in respect of the matters in dispute, shall constitute the Deferred Consideration Accounts for the purposes of this Agreement.

Access to Information and Costs

8.

The Purchaser and the Sellers’ Representative shall provide each other, their respective advisers and any Independent Accountant appointed pursuant to paragraph 6 of this Part 3 with reasonable access (at reasonable times) to all information relating to the operations of the Group in their respective possession or control, including to all books, records, employees and other personnel, as may be reasonably required in order for the Purchaser, the Sellers’ Representative or the Independent Accountant (as the case may be) to prepare, review the Draft Deferred Consideration Accounts and prepare and determine the Deferred Consideration Account.

9.

Each Party shall bear its own costs in connection with the Deferred Consideration Accounts, save that the fees and costs of any Independent Accountant shall be borne equally by the Purchaser and the Sellers.

Payment

10.

The Purchaser shall, within twenty (20) Business Days of agreement of the Deferred Consideration Accounts (in accordance with this Schedule 9 (Deferred Consideration)) or determination of the Deferred Consideration Accounts (in accordance with Schedule 9 (Deferred Consideration)), pay to the Sellers the Deferred Consideration Payment in respect of the relevant Deferred Consideration Period in accordance with clause 25.6, such payment to be in full and final satisfaction of its obligations under this Schedule 9 (Deferred Consideration).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 10

Escrow Account

Part 1
General

1.	No amount shall be released from the Escrow Account except in accordance with the provisions of this Schedule 10 and the Escrow Agreement.
2.

All interest or profit generated on the Escrow Account (subject to any deduction of Tax at source that is required by law or any bank or other charges properly charged to the Escrow Account) shall be distributed to the Sellers at the expiry of the Escrow Period (or at such other time as the Sellers and the Purchaser may agree in writing) and the Sellers shall at all times be treated, for US tax purposes, as beneficial owners of the Escrow Account.

3.	All charges incurred in relation to the Escrow Account shall be borne by the Purchaser.

Part 2
Payments from the Escrow Account

1.

The Escrow Account shall be maintained and operated for the period commencing on and including the date on which the Escrow Account is opened and ending on and including the date which is eighteen (18) months from and including the Completion Date or such later date as may be required in accordance with paragraph 4 (the “Escrow Period”);

2.

The balance of the Escrow Amount, if any, after payments made in accordance with paragraphs 3, 4 and 5 shall be released from the Escrow Account at the end of the Escrow Period and the Sellers and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such Escrow Amount to the Sellers.

3.

Subject always to provisions of Schedule 5 (Limitations on Liability), if a claim against the Sellers for breach of the Fundamental Warranties set out in paragraphs 2.2 to 2.7 of Part 1 of Schedule 4 or the Management Warranties, or under the Tax Covenant (each a “Relevant Claim”) is settled or determined in favour of the Purchaser during the Escrow Period, the Sellers’ Representative and the Purchaser shall, upon such settlement or determination and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of:

(a)	the amount due under the Relevant Claim as settled or determined; and
(b)	the amount then remaining in the Escrow Account.
4.	If written notice of a Relevant Claim is given by the Purchaser to the Sellers during the Escrow Period but such Relevant Claim is either:
(a)	subject to Paragraph 5 of this Part 2 of Schedule 10, not settled or determined during the Escrow Period; or
(b)	settled or determined but not actually paid to and received by the Purchaser (whether from the Escrow Account or by the Sellers to the Purchaser directly) during the Escrow Period,

then the Purchaser and the Sellers’ Representative shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account an amount equal to the lesser of:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(i)	the amount then remaining in the Escrow Account; and
(ii)	an amount equal to the amount of all such Relevant Claims,

and the Escrow Period shall be deemed to be extended pending settlement or determination of all such Relevant Claims.

5.

If written notice of a Relevant Claim is given by the Purchaser to the Sellers during the Escrow Period but such Relevant Claim is not settled or determined during the Escrow Period, the Sellers’ Representatives shall be entitled to serve written notice (“Referral Notice”) on the Purchaser at any time (whether before or after the end of the Escrow Period) that the Relevant Claim should be referred to an independent barrister of not less than 10 years’ call jointly agreed upon between the  Sellers’ Representative and the Purchaser (or failing such agreement within 10 Business Days of the date on which the Referral Notice is served) appointed, at the request of either the Sellers’ Representative or the Purchaser by the President from time to time of the Bar Council of England and Wales (“Expert Counsel”) and the Expert Counsel shall be to issue to both the Purchaser and the Sellers’ Representative a written opinion within 20 Business Days from the date of his acceptance of the nomination to act stating that the Relevant Claim has sufficient prospect of success so as not to be spurious or vexatious.

If the Expert Counsel’s opinion states that the Relevant Claim has sufficient prospect of success so as not to be spurious or vexatious, then there shall be retained in the Escrow Account an amount equal to the lesser of (i) the aggregate amount then standing to the credit of the Escrow Account and (ii) an amount equal to the amount of all such Relevant Claims, and the balance of the amount then standing to the credit of the Escrow Account, if any, shall be paid to the Sellers at the end of the Escrow Period or within 5 Business Days’ of receipt by the Sellers’ Representative and the Purchaser of the Expert Counsel’s opinion (whichever is later).

If the Expert Counsel’s opinion does not state that the Purchaser has a sufficient prospect of succeeding on the Claim (and such Claim is not spurious or vexatious), then the aggregate amount standing to the credit of the Escrow Account shall be paid to the Sellers at the end of the Escrow Period or within 5 Business Days’ of receipt by the Sellers’ Representative and the Purchaser of the Expert Counsel’s opinion (whichever is later).

6.

Any amount retained in the Escrow Account pursuant to paragraph 4 or 5 above shall remain in the Escrow Account pending settlement or determination of the Relevant Claim. The Sellers’ Representative and the Purchaser shall, promptly and in any event within three (3) Business Days following the settlement or determination of such Relevant Claim and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser the lesser of:

(a)	the amount then remaining in the Escrow Amount; and
(b)	an amount equal to the amount of the Relevant Claim,

and the balance of the Escrow Amount, if any, shall be retained in the Escrow Account pending settlement of the remaining Relevant Claims, if any.  Following payment of the final outstanding Relevant Claim in accordance with this paragraph 6, the balance of the Escrow Account, if any, shall be released to the Sellers and the Escrow Agreement shall terminate.

7.

Payment of any amount to the Purchaser in accordance with this Schedule 10 in satisfaction of any liability for a Relevant Claim shall, so far as possible, be deemed to be a reduction of the Consideration.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.	The Sellers’ Representative and the Purchaser undertake to issue instructions to the Escrow Agent for payment from the Escrow Account of the amounts due under the above paragraphs without delay.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 11

Tax Covenant

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Schedule:

“Accounts Relief”

means a Relief which has been treated as an asset in the Completion Accounts or which has been taken into account in computing (and reducing) a provision for deferred Taxation which appears in the Completion Accounts or which has resulted in no provision for deferred Taxation being made in the Completion Accounts;

“Event”	means any event, transaction, action or omission whatsoever;
“Income, Profits or Gains”	means revenue profits, chargeable gains and any similar measure by reference to which Tax is chargeable or assessed;
“Post Completion Relief”

means a Relief which arises as a consequence of an Event occurring after Completion or in respect of a period commencing after Completion (and where a Relief arises in respect of the period current at Completion, it shall be apportioned partly before and partly after Completion on a time basis unless some other basis is more reasonable);

“Relief”	means any loss, allowance, credit, deduction or set off for the purposes of Tax or any right to repayment of Tax;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Tax Assessment”

means (in any jurisdiction):

(a)any assessment, notice, letter, determination, demand or other document issued by or on behalf of any Tax Authority (whether issued or made before or after the date of this Agreement and whether satisfied or not at the date of this Agreement); and

(b)any return, amended return, computation, accounts or any other documents required for the purposes of Taxation;

in any case, from which it appears that: (i) a Tax Liability has been, or may be, imposed on any Group Company; or (ii) an increased or a further payment to a Tax Authority is required to be made by any Group Company; or (iii) that a Group Company is denied or is sought to be denied a Relief;

“Tax Liability”

means a liability of a Group Company to make payments of, or in respect of, Tax (an “Actual Tax Liability”) and also:

(i) the loss of an Accounts Relief or the setting off of an Accounts Relief against either Income, Profits or Gains or against Actual Tax Liabilities, in respect of which the Purchaser would but for that setting off, have been able to make a claim against the Management Sellers under this Schedule and so the amount of the Tax Liability shall be (a) where the Accounts Relief lost was a right to repayment of Tax, the amount of the repayment which would otherwise have been obtained and (b) in the case of the loss of an Accounts Relief (other than a right to repayment of Tax) the amount of Tax which would have been saved on the basis of the Tax rates current at the date of Completion and (c) in the case of the set off of an Accounts Relief against Income, Profits or Gains or against Actual tax Liabilities, the amount of Tax saved in consequence of such set off; and

(ii) the setting off against an Actual Tax Liability or against Income, Profits or Gains earned, accrued or received on or before Completion, of any Post Completion Relief, in circumstances where, but for such setting off, the Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Management Sellers under this Schedule and so that the amount of the Tax Liability shall be the amount of Tax saved in consequence of the set off of the Post Completion Relief.

1.2	In this Schedule:
(a)	the obligations and liabilities of the Management Sellers under this Schedule are assumed severally;
(b)

references to Income, Profits or Gains earned, accrued or received on or before a particular date or in respect of a particular period include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that period;

(c)

it shall be assumed for all of the purposes of this Schedule (and in particular for calculating any Tax Liability or any Relief) that the date of Completion is the end of an accounting period for Tax purposes and all such adjustments and apportionments as may be required consequent on such assumption shall be made in assessing any liability or in making any calculation required under this Schedule.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.	COVENANT
2.1	The Management Sellers covenant to pay to the Purchaser, so far as possible as an adjustment to the Consideration, an amount equal to:
(a)	any Tax Liability of a relevant Group Company which arises:
(i)	in consequence of an Event which occurred, or for Taxation purposes was deemed to occur, on or before Completion; or
(ii)	in respect of, or with reference to, any Income, Profits or Gains which were earned, accrued or received on or before Completion; and
(b)

any Tax Liability which is primarily the liability of another person (the “Primary Person”) and for which a relevant Group Company is liable in consequence of a Group Company at any time before Completion (i) being a member of the same group of companies as the Primary Person for any Tax purpose or (ii) having control of, being controlled by, or otherwise being connected with the Primary Person for any Tax purpose or (iii) being controlled by the same person as the Primary Person for any Tax purpose.

2.2

The Management Sellers covenant to pay to the Purchaser any reasonable costs and expenses suffered or reasonably incurred by the Purchaser and/or a relevant Group Company in connection with any successful claim brought under the Tax Covenant.

3.	Exclusions
3.1	The Covenant at paragraph 2 and the Tax Warranties do not apply in respect of a Tax Liability of a Group Company to the extent that:
(a)	provision or reserve in respect of that Tax Liability was made in the Completion Accounts;
(b)	payment or discharge of the Tax Liability has been made prior to Completion and reflected in the Completion Accounts;
(c)	the Tax Liability arises or is increased as a result of:
(i)	a change in Tax rates or in legislation made after Completion; or
(ii)	a change or withdrawal after Completion of any published practice, concession or interpretation of any Tax Authority;
(iii)

a change made after Completion in accounting practice or principles or any change made after Completion in the bases on which the accounts of the relevant Group Company are prepared except in either case in order to comply with generally accepted accounting practice or law in each case with retrospective effect;

(d)	such Tax Liability has been discharged without cost to the Purchaser or any Group Company;
(e)

the Tax Liability would not have arisen but for an omission or a voluntary act, omission or transaction carried out (other than in fulfilment of a legally binding commitment entered into by a Group Company on or before Completion) by the Purchaser or a Group Company after Completion and otherwise than in the ordinary

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

course of business of the relevant Group Company as such business was conducted at Completion;
(f)	there is available to the relevant Group Company to relieve or mitigate such Tax Liability any Relief that is not a Post Completion Relief;
(g)

such Tax Liability can be properly and fully discharged out of monies deducted for the purpose from sums payable or by the Company provided that the benefit of such monies is retained in the relevant Group Company at Completion;

(h)

such Tax Liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Purchaser or any Group Company after Completion to make, adjust or revise any claim, election, surrender or disclaimer of the failure or omission after Completion to give any notice or consent, the making, giving or doing of which in each case was taken into account in computing the provision or reserve for Tax in the Completion Accounts or was expressly notified to the Purchaser at least 20 Business Days before the last date for making the claim, election, surrender or disclaimer;

(i)	the Tax liability is increased as a consequence of any material failure by the Purchaser or any Group Company to comply with respective obligations under paragraph 6 of this Schedule;
(j)	the Purchaser or any Group Company has already been compensated in respect of such Tax Liability at no cost to it;
(k)	the Tax Liability constitutes whole or part of the [***]
3.2

The liability of the Management Sellers under the Tax Covenant shall be reduced if and to the extent that any Tax Liability has been recovered under the Warranties or under any other part of the Agreement (and vice versa).

4.	REPAYMENT
4.1

If, in the event of any payment becoming due from the Management Sellers  in relation to any Tax Claim, the Purchaser or any Group Company either is immediately entitled at the due date for the making of that payment to recover from any person(not being a Group Company but including any Taxation Authority) any sum in respect of the liability that has resulted in that payment becoming due from the Management Sellers or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall or shall procure that the relevant Group Company promptly notifies the Sellers' Representative of the entitlement and if so required by the Sellers' Representative and at the Management Sellers' sole expense, takes all appropriate steps to enforce that recovery (keeping the Sellers' Representative fully informed of the progress of any action taken).

4.2

If the Management Sellers have made a payment in respect of the liability in question and the Purchaser or any Group Company subsequently makes recovery pursuant to paragraph 4.1 or otherwise receives from any Taxation Authority or any person (other than another Group Company) any amount referable to the subject matter of the relevant Tax Claim, the Purchaser shall account to the Management Sellers for the lesser of:

(a)	a sum equal to such amount; or
(b)	a sum equal to the Tax Claim paid by the Management Sellers to the Purchaser,

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

together with any interest paid to the Purchaser or the relevant Group Company in respect of such sum within ten (10) Business Days of receipt by the Purchaser or the relevant Group Company.

5.	CONDUCT OF PRE-COMPLETION TAX AFFAIRS
5.1

The Management Sellers or their duly authorised agent shall at the relevant Group Company's sole expense prepare the tax returns of each Group Company any accounting period ended on or before Completion to the extent that they have not been prepared prior to Completion.

5.2

The Purchaser shall procure that each Group Company shall cause the tax returns mentioned in paragraph 5.1 above to be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Sellers' Representative shall agree (such agreement not to be unreasonably withheld or delayed) provided that the Purchaser shall not be obliged to procure that any Group Company takes any such action as is mentioned in this paragraph 5 in relation to any tax return that is not true and accurate in all material respects.

5.3

Without prejudice to clause 11 of this Agreement, the Sellers' Representative or its duly authorised agent shall at the relevant Group Company's sole expense prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of each Group Company for any accounting period ended on or before Completion  provided that the Sellers' Representative shall provide the Purchaser with copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from the relevant Taxation Authority. The Sellers' Representative shall give the Purchaser a reasonable opportunity to comment on such correspondence prior to submission and shall take account of in good faith, and where appropriate incorporate, the Purchaser's reasonable comments.

5.4

The Purchaser shall provide the Sellers' Representative with a copy of the corporation tax return relating to the accounting period current at Completion at least twenty (20) Business Days to the date for submission of that corporation tax return to the relevant Taxation Authority.  The Purchaser shall give the Sellers' Representative a reasonable opportunity to comment on such return prior to its submission and shall take account of in good faith, and where appropriate incorporate, the Sellers' Representative's reasonable comments in relation to that part of the period current at Completion as falls before Completion.

5.5

The Purchaser shall upon reasonable notice (having regard to the circumstances) being given by the Sellers' Representative procure that the relevant Group Company shall afford such access to its books, accounts and records and personnel as is necessary and reasonable to enable the Sellers' Representative or its duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Management Sellers' rights under this paragraph 5.

6.	CONDUCT OF TAX ASSESSMENTS
6.1

If the Purchaser or a Group Company becomes aware of a Tax Assessment in relation to which a claim would or may arise under paragraph 2, the Purchaser shall give written details of the relevant matters to the Sellers’ Representative as soon as reasonably practicable (unless the Management Sellers are already aware of such matters).

6.2	The Purchaser shall (and where relevant, shall procure that a Group Company shall):
(a)	take such action as the Sellers' Representative may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Assessment (a

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Disputed Claim”), subject to the Management Sellers agreeing (to the Purchaser’s reasonable satisfaction) to indemnify and secure the Purchaser (as applicable) against any reasonable costs which the Purchaser or any relevant Group Company may suffer or incur as a result of taking such action;

(b)

make available to the Sellers' Representative  such information as may be available and as may reasonably be requested by the Sellers' Representative for avoiding, disputing, resisting, appealing, compromising or contesting any such Tax Assessment; and

(c)

not accept or pay or compromise any such Tax Assessment in excess of $15,000 without the Sellers' Representative's prior written consent (such consent not to be unreasonably withheld or delayed), provided always that to the extent that any Tax Assessment not in excess of $15,000 is accepted paid or compromised by the Purchaser, no claim against the Management Sellers will arise under paragraph 2 in respect of such Tax Assessment.

6.3	The Sellers' Representative shall:
(a)	keep the Purchaser informed of all relevant matters known to it or the Sellers' Representative's relevant advisers concerning any Disputed Claim; and
(b)	provide the Purchaser with copies of all relevant documents or correspondence in the Sellers' Representative's possession or control in relation to any Disputed Claim; and
(c)

submit to the Purchaser, for prior written approval (not to be unreasonably withheld or delayed) any written communication related to the Disputed Claim which is to be transmitted or communicated to the relevant Tax Authority; and

(d)	not settle or compromise the Disputed Claim without the Purchaser’s prior written approval (not to be unreasonably withheld or delayed); and
(e)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers.
6.4	Paragraph 6.2 shall not apply in respect of any Tax Assessment:
(a)

to the extent that it would involve the Purchaser or a Group Company contesting a Disputed Claim beyond the first appellate body (excluding the Tax Authority which has made the Disputed Claim) in the jurisdiction concerned unless Tax counsel of at least 10 years’ experience appointed jointly by the Sellers' Representative and the Purchaser (at the Management Sellers’ and Purchaser's joint cost) confirms that (taking into account, among other things, the quantum of the relevant liability, the technical issues relevant to the Disputed Claim and the likelihood of the Management Sellers successfully challenging such Claim) it would be reasonable for the Sellers' Representative to pursue that course of action;

(b)

if the Sellers' Representative does not request the relevant Group Company to take any action within twelve (12) Business Days following the Sellers’ Representative’s receipt of written details relating to the Tax Assessment from the Purchaser in accordance with paragraph 6.2 the Purchaser or the relevant Group Company shall be free to pay or settle the Tax Assessment on such terms as it reasonably considers appropriate;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c)	where it derives from or arises out of any dishonest or fraudulent act or omission by the Management Sellers or by the relevant Group Company prior to Completion; or
(d)	if the Management Sellers fail to comply in a material respect with their obligations under this paragraph 6.
6.5

Any settlement, compromise or abandonment of a Disputed Claim shall constitute a settlement or determination of a claim under the Tax Covenant for the purposes of Part 2, Schedule 10 to this Agreement.

7.	OVER-PROVISION AND RELIEFS
7.1

If on or before the eighteen (18) month anniversary of Completion, the auditors for the time being of the relevant Group Company confirm in writing (at the request of the Sellers' Representative's request but at the expense of the Management Sellers) that any provision for Taxation (excluding any provision for deferred taxation) in the Completion Accounts (other than by reason of the availability of a Post Completion Relief) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 7.3 below.

7.2

If on or before the eighteen (18) month anniversary of Completion, the auditors for the time being of the relevant Group Company confirm in writing (at the request of the Sellers' Representative but at the expense of the Management Sellers) that any Tax Liability which has resulted in a payment having been made or becoming due from the Management Sellers under this Schedule will give rise to a Relief for any Group Company which would not otherwise have arisen, then as and when the Purchaser becomes aware that such Relief has reduced a liability to make an actual payment of Tax, the amount of that reduction shall be dealt with in accordance with paragraph 7.3 below.

7.3	Where it is provided under paragraphs 7.1 or 7.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-paragraph:
(a)	the Relevant Amount shall first be set-off against any payment then due from the Management Sellers under the Tax Covenant or for breach of any of the Tax Warranties;
(b)

to the extent that there is an excess, a refund shall be made to the Management Sellers of any previous payment made by them under the Tax Covenant or for breach of any of the Tax Warranties (to the extent not previously refunded under paragraph 7.3(a)) up to the amount of such excess; and

(c)

to the extent that the excess referred to in paragraph 7.3(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Management Sellers under the Tax Covenant or for breach of any of the Tax Warranties.

8.	PAYMENT OF DISPUTED CLAIMS
8.1

In respect of a Disputed Claim, the Management Sellers shall pay any required sum under paragraph 2 immediately following settlement, compromise or abandonment of the Disputed Claim, unless the action requested by the Sellers' Representative pursuant to paragraph 6.2 cannot be taken prior to the Tax the subject matter of the Disputed Claim being paid (in which case, an amount equal to that amount of Tax (a “Disputed Tax Payment”) shall be paid by the Management Sellers promptly upon receipt by the Sellers’ Representative of a written notice from the Purchaser for that amount and provided that if the action requested by the

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Sellers' Representative is successful such that the Tax the subject matter of the Disputed Claim is found not to be payable the Purchaser shall reimburse the Disputed Tax Payment in full to the Management Sellers).

9.	PAYMENT OF OTHER CLAIMS
9.1	Other than in respect of Disputed Claims (which are subject to the provisions of paragraph 8) the Management Sellers shall pay any required sum under paragraph 2:
(a)

in respect of an Actual Tax Liability, the later of (i) the date five Business Days after the date on which the Sellers’ Representative receives written details of the amount of the liability from the Purchaser and (ii) the date five Business Days before the date on which the relevant Group Company will finally be liable to pay the Tax without incurring a liability to interest and/or penalties (or would have been liable to pay the Tax but for the availability of some other Relief;

(b)	in respect of a Tax Liability which is not an Actual Tax Liability on the later of:
(i)	the date five Business Days after the date on which the Sellers’ Representative receives written details of the amount of the liability from the Purchaser and:
(ii)

five Business Days before the date on which the relevant Group Company is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or setting off of an Accounts Relief or where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(iii)

five Business Days before the date on which the relevant Group Company would have had to pay the Tax without incurring a liability to interest and/or penalties the Tax but for the setting off of a Post‑Completion Relief; and

(c)

on the date five Business Days following the date on which notice giving written details of the amount due is received by the Sellers’ Representative from the Purchaser for any payment under paragraph 2.2.

10.	COVENANT TO MANAGEMENT SELLERS
10.1

The Purchaser covenants with the Management Sellers to pay to the Management Sellers an amount equal to any Taxation which is assessed on the Management Sellers (or any associate of any Management Seller for Tax purposes) by reason of Taxation assessed on or primarily or directly attributable to the Purchaser or any member of the Purchaser's Group (including any Group Company) for any accounting period remaining unpaid provided that this covenant shall not apply to any Taxation in respect of which the Purchaser is entitled to bring a claim against the Management Sellers under the Tax Covenant or Tax Warranties.

10.2

The Management Sellers agree not to make any claim under paragraph 10.1 above to the extent that they have recovered the Taxation in question under Taxation statute and to the extent that they have recovered any amount under paragraph 10.1 they shall not seek to recover payment under Taxation statute.

10.3

The provisions of paragraph 9 (Payment of other claims) of this Schedule and clauses 25.2 to 25.5 of this Agreement (Payments) shall apply to the covenant in paragraph 10.1 with all necessary and appropriate modifications.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Kaan Karamancı in the presence of:
	Signature:	/s/ Kaan Karamanci
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Alpay Koraltürk in the presence of:
	Signature:	/s/ Alpay Koraltürk
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Mehmet Ecevit in the presence of:
	Signature:	/s/ Mehmet Ecevit
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Fırat İleri in the presence of:
	Signature:	/s/ Fırat İleri
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Pamir Emre Gelenbe in the presence of:
	Signature:	/s/ Pamir Emre Gelenbe
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Barend Van Den Brande in the presence of:
	Signature:	/s/ Barend Van Den Brande
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Fabrice Grinda in the presence of:
	Signature:	/s/ Fabrice Grinda
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Yusuf Tunç Yalgın in the presence of:
	Signature:	/s/ Yusuf Tunç Yalgın
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Luis Ignacio Garay in the presence of:
	Signature:	/s/ Luis Ignacio Garay
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Cem Civelek in the presence of:
	Signature:	/s/ Cem Civelek
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed by Remzi Can Şenel in the presence of:
	Signature:	/s/ Remzi Can Şenel
Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed for and on behalf of Serendipity Investments S.L.,

a company incorporated in Spain, by                             , being a person who, in accordance with the laws of that territory, is acting under the authority of that company

	Signature:	/s/ Serendipity Investments S.L.
in the presence of: Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed for and on behalf of Hummingbird Opportunity Fund. Comm. VA., represented by Hummingbird Management NV, statutory director, at its turn represented by Barend Van den Brande, permanent representative

	Signature:	/s/ Barend Van den Brande
in the presence of: Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed for and on behalf of Hummingbird Ventures CVA II, represented by Hummingbird Management NV, statutory director, at its turn represented by Barend Van den Brande, permanent representative

	Signature:	/s/ Barend Van den Brande
in the presence of: Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Executed as a deed for and on behalf of Zynga Inc., a company incorporated in Delaware, by Frank Gibeau being a person who, in accordance with the laws of that territory, is acting under the authority of that company

	Signature:	/s/ Frank Gibeau
in the presence of: Signature of witness:
Witness name (in BLOCK CAPITALS):
Witness address:

Witness occupation:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.